AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 6, 1999
                                                      REGISTRATION NO. 333-72929
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                    SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                               AMENDMENT N0. 1 TO
                                    FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                    QWEST COMMUNICATIONS INTERNATIONAL INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


       DELAWARE                  4813                      84-1339282
    (STATE OR OTHER        (PRIMARY STANDARD             (I.R.S. EMPLOYER
    JURISDICTION OF            INDUSTRIAL              IDENTIFICATION NO.)
    INCORPORATION OR      CLASSIFICATION CODE
    ORGANIZATION)              NUMBER)

                               700 QWEST TOWER
                            555 SEVENTEENTH STREET
                            DENVER, COLORADO 80202
                                (303) 992-1400
  (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                 ---------------
                              ROBERT S. WOODRUFF
                       EXECUTIVE VICE PRESIDENT--FINANCE
                    QWEST COMMUNICATIONS INTERNATIONAL INC.
                                700 QWEST TOWER
                            555 SEVENTEENTH STREET
                            DENVER, COLORADO 80202
                                (303) 992-1400
      (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING
     AREA CODE, OF AGENT FOR SERVICE FOR THE REGISTRANT)
                                 ---------------

                                  COPIES TO:
                                NICK NIMMO, ESQ.
                            HOLME ROBERTS & OWEN LLP
                         1700 LINCOLN STREET, SUITE 4100
                             DENVER, COLORADO 80203
                                 (303) 861-7000
                                 ---------------

  APPROXIMATE  DATE OF  COMMENCEMENT  OF PROPOSED SALE OF THE  SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                                ---------------

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with

General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                               ------------------
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                ---------------


The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

              This prospectus, dated April __, 1999, is subject to
                            completion and amendment.


Prospectus
                                                                [logo]
                        Offer to Exchange All Outstanding
                           7.25% Senior Notes due 2008
                                       for
                      7.25% Series B Senior Notes due 2008
                                       of
                     Qwest Communications International Inc.



Our offer to exchange old 7.25% notes for new 7.25% notes will be open until 5:00 p.m., New York City time, on May __, 1999, unless we extend the offer.

We do not intend to list the new 7.25% notes on any securities exchange and, therefore, no active public market is anticipated.

     You should carefully review the Risk Factors beginning on page 12 of this prospectus.


               --------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                         ------------------------------

                  The date of this prospectus is April __, 1999

The information in this prospectus is not complete and may be changed. We may not sell the 7.25% notes until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to buy the 7.25% notes in any state where the offer or sale is not permitted.

                                ----------------

                                Table of Contents

                                                                      Page
                                                                     -------

Prospectus Summary..........................................             3
Risk Factors................................................            12
The Exchange Offer..........................................            18
Use of Proceeds.............................................            26
Capitalization..............................................    .       26
Description of the 7.25% Notes..............................            28
Pro Forma Condensed Combined Financial Statement...........             79
Description of Certain Indebtedness.........................            83
United States Federal Income Tax Considerations.............            86
Plan of Distribution........................................            93
Legal Matters...............................................            94
Experts.....................................................            94
Where You Can Find More Information.........................            95
Incorporation of Certain Documents by Reference.............            95

                            ------------------------

                               Prospectus Summary

                                   Who We Are

We are a leading communications services provider with a nationwide, high-capacity fiber optic communications network. We are engaged in two core business segments: communications services and construction services.

Our communications services business offers Internet and multimedia services as well as traditional voice communications services. Internet and multimedia services include a broad range of services related to the transmission of video, data and voice information. We provide our services to business customers, governmental agencies and consumers in domestic and international markets. We also provide wholesale services to other communications providers, including Internet service providers and other data service companies.

Our construction services business builds and installs fiber optic systems for other communications providers, as well as for our own use.

Our high-capacity fiber optic network will reach approximately 18,800 route miles. We expect the initial 18,500 route miles to be completed in mid-1999 and an additional 300 route mile segment to be completed by the end of 1999. When completed, our network will connect approximately 150 metropolitan areas coast-to-coast. With our 20 switches throughout the United States and leased digital fiber optic facilities, our network will reach metropolitan areas that account for more than 95 percent of all United States call volume. Our network uses both Internet communications technology and traditional telephone communications technology. Communications on the Internet are governed by Internet protocol, a standard that allows communication across the Internet regardless of the hardware and software used.

We are also forming a venture with KPN, a Dutch telecommunications company, to build and operate an Internet communications protocol fiber optic network in Europe that will be linked to our network in North America.

We are building a 1,400-route-mile extension of our U.S. network into Mexico. We expect this extension to be completed in early 1999. We own capacity on three undersea systems linking our network to Europe. We are also part of a consortium of communications companies that is building a submarine 13,125-mile, four-fiber pair cable system connecting the U.S. to Japan. The U.S. to Japan project is scheduled for completion by the second quarter of 2000.

Our principal executive offices are located at 700 Qwest Tower, 555 Seventeenth Street, Denver, Colorado 80202, and our telephone number is (303) 992-1400.

                               The Exchange Offer

On November 27, 1998, we issued $300.0 million aggregate principal amount of 7.25% notes to the initial purchaser in a transaction exempt from the registration requirements of the Securities Act. The terms of the new 7.25% notes and the old 7.25% notes are substantially identical in all material respects, except that the new 7.25% notes will be freely transferable by the holders except as otherwise provided in this prospectus.

We are offering to exchange $1,000 principal amount of new 7.25% notes in exchange for each $1,000 principal amount of old 7.25% notes.

We believe that new 7.25% notes issued in the exchange offer in exchange for old 7.25% notes may be offered for resale or resold by holders without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

     o the new 7.25% notes are acquired in the ordinary course of the holders' business and the holders have no arrangement with any person to engage in a distribution of new 7.25% notes and
     o the holders are not "affiliates" of Qwest or broker-dealers who purchased old 7.25% notes directly from us to resell under Rule 144A or any other available exemption under the Securities Act.

Each holder, other than a broker-dealer, must acknowledge that it is not engaged in and does not intend to engage in a distribution of the new 7.25% notes and has no arrangement to participate in a distribution of new 7.25% notes. Each broker-dealer that receives new 7.25% notes for its own account in the exchange offer must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the new 7.25% notes. Broker-dealers who acquired old 7.25% notes directly from us and not as a result of market-making activities or other trading activities may not participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to resell the old 7.25% notes.

Expiration Date..............

     The exchange offer will expire at 5:00 p.m., New York City time, May __, 1999 or a later date and time to which we extend it.

Withdrawal...................

     The tender of the old 7.25% notes in the exchange offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on May __, 1999, or a later date and time to which we extend the offer.

Interest on the New 7.25% Notes and
  the Old 7.25% Notes..............

     Interest on the new 7.25% notes will accrue from the date of the original issuance of the old 7.25% notes or from the date of the last periodic payment of interest on the old 7.25% notes, whichever is later. No additional interest will be paid on old 7.25% notes tendered and accepted for exchange.

Procedures for Tendering Old 7.25%
  Notes......................

     To accept the exchange offer, you must complete, sign and date a copy of the letter of transmittal and mail or otherwise deliver it, together with the old 7.25% notes and any other required documentation, to the exchange agent at the address set forth in this prospectus. Persons holding the old 7.25% notes through the Depository Trust Company and wishing to accept the exchange offer must do so under the Depository Trust Company's automated tender offer program. Under this program, each tendering participant will agree to be bound by the letter of transmittal.

Exchange Agent...............

     Bankers Trust Company

Federal Income Tax
  Considerations.............

     In the opinion of our counsel, the exchange of old 7.25% notes for new 7.25% notes in the exchange offer should not be a taxable exchange for United States federal income tax purposes.

Effect of not Tendering......

     Old 7.25% notes that are not tendered or that are tendered but not accepted will continue to be subject to the existing restrictions on transfer. We will have no further obligation to register the old 7.25% notes under the Securities Act.

                               The New 7.25% Notes

Some of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the 7.25% Notes" section of this prospectus beginning on page 28 contains a more detailed description of the terms and conditions of the new 7.25% notes.

Issuer.......................

     Qwest Communications International Inc.

Securities Offered...........

     $300,000,000 principal amount of 7.25% Series B Senior Notes Due 2008

Maturity.....................

     November 1, 2008

Interest Rate................

     7.25% per year, calculated using a 360-day year

Ranking......................

     The new 7.25% notes will be senior unsecured obligations of Qwest and will rank equal in right of payment to our existing and future senior debt and senior in right of payment to all of our existing and future subordinated debt. The new 7.25% notes are not secured by any assets and are effectively subordinated to our future secured debt to the extent of the value of the assets securing the debt. As of December 31, 1998, we had approximately $1,927.8 million of debt outstanding, not counting debt of our subsidiaries. None of our debt is secured or subordinated.

     The new 7.25% notes are effectively subordinated to all of the present and future debt and other liabilities of our subsidiaries, including trade payables. The total liabilities of our subsidiaries as of December 31, 1998, after the elimination of loans and advances by us to our subsidiaries, was approximately $1,901.6 million. Approximately $30.4 million of our subsidiaries' debt was secured.

Optional Redemption..........

     We can redeem the 7.25% notes at any time at a price of 100% of the principal amount plus a premium that is described in the indenture.

Change of Control Offer......

     If a "change of control" occurs, we must give holders of the 7.25% notes an opportunity to sell us their 7.25% notes at 101% of their face amount, plus accrued interest. A change of control is defined in the indenture.

Asset Sale Proceeds..........

     If we sell certain assets, we must generally use the proceeds:

     o first, to the repayment of debt then outstanding under any credit facility, to the extent the agreements would require us to do so or prohibit note repurchases;
     o second, to offer to purchase outstanding 7.25% notes at 100% of their face amount, plus accrued interest;

     o   third, to the repayment of other debt; and
     o   fourth, to any use by us.

Certain Indenture
Provisions...................

     The indenture contains covenants limiting the ability of us and and most of our subsidiaries to:

     o   borrow additional money,
     o   pay dividends or other distributions to stockholders,
     o   allow subsidiaries to guarantee our debt,
     o   limit the ability of subsidiaries to make payments to us,
     o   make investments,
     o   create liens on our assets,
     o   sell assets,
     o   enter into transactions with affiliates, and
     o   engage in mergers or consolidations.

     Under the indenture, we have no obligation to comply with most of the covenants during any period when the 7.25% notes have been assigned investment grade ratings. If the 7.25% notes later lose an investment grade rating, the covenants will again apply, but actions taken during the period generally cannot cause us to be in default if the covenants again become effective. The 7.25% notes have not been assigned investment grade ratings.

Risk Factors

     We urge you to carefully review the risk factors beginning on page 12 for a discussion of factors you should consider before exchanging your old 7.25% notes for new 7.25% notes.

                   Selected Historical and Unaudited Pro Forma
                 Condensed Combined Financial and Operating Data

The selected unaudited pro forma condensed combined statement of operations data for the year ended December 31, 1998 gives effect to the acquisitions of Phoenix Network, Inc., LCI and Icon as if the acquisitions had occurred on January 1, 1998. The selected unaudited pro forma condensed combined financial data does not give effect to our acquisition of EUnet and the joint venture with KPN because the disclosure is not required under SEC Regulation S-X.

The selected unaudited pro forma condensed combined financial data give effect to the acquisitions described above under the purchase method of accounting and are based on the assumptions and adjustments described in the notes to the Unaudited Pro Forma Condensed Combined Financial Statement included in this prospectus. The fair value of the consideration has been allocated to the assets and liabilities acquired based upon the fair values of the assets and liabilities at the date of each respective acquisition and may be revised for a period of up to one year from the date of each respective acquisition. The preliminary estimates and assumptions as to the value of the assets and liabilities of LCI and Icon to the combined company are based upon information available at the date of preparation of the Unaudited Pro Forma Condensed Combined Financial Statement, and will be adjusted upon the final determination of the fair values. The items awaiting final allocation include LCI network asset valuation and final determination of the costs to sell these assets. It is anticipated that final allocation of the LCI purchase price will not differ materially from the preliminary allocation.

The selected historical financial data as of the end of, and for each of the years in, the five year period ended December 31, 1998 have been taken or derived from the respective historical consolidated financial statements of Qwest.

The selected unaudited pro forma condensed combined data does not purport to represent what Qwest's results of operations would have actually been or what operations would be if the transactions that give rise to the pro forma adjustments had occurred on the date assumed and is not indicative of future results. The selected unaudited pro forma condensed combined financial data below should be read in conjunction with the historical consolidated financial statements and related notes thereto and management's discussion and analysis of Qwest, Phoenix, LCI and Icon.

        Selected Pro Forma Condensed Combined Financial Data (Unaudited)
              (Amounts in Millions, Except per Share Information)


                                                    Year Ended
                                                    December 31,
                                                         1998
                                                    ------------
Statement of Operations Data:
Revenue............................................    $3,087
Operating expenses.................................     2,681
Depreciation and amortization......................       320
                                                       ------
Earnings from operations...........................        86
Other expense, net.................................       109
                                                       ------
Earnings before income taxes.......................       (23)
Income tax expense.................................        51
                                                       ------
Net loss...........................................    $  (74)
                                                       ======
Loss per share--basic and diluted..................    $(0.22)
Shares used in calculating basic and diluted loss
 per share.........................................       331

                       Selected Historical Financial Data

                                   Year Ended December 31,
                           ------------------------------------
                             1994    1995    1996   1997   1998(1)
                            ------  ------  ------  ----  ------
                      (In Millions, Except per Share Data)

Statement of Operations
  Data:
Total revenue............  $   71  $  125  $  231  $ 697   $2,242
Total operating
 expenses................      82     161     243    673    2,996
Earnings (loss) from
 operations..............     (11)    (36)    (12)    24     (754)
Other (income)
 expense.................     --        2      (2)   --        96
Earnings (loss) before
 income taxes............     (11)    (38)    (10)    24     (850)
Net earnings (loss)......  $   (7) $  (25) $   (7) $  15   $ (844)
                           ======  ======  ======  =====   ======
Earnings (loss) per
 share--basic............  $(0.04) $(0.15) $(0.04) $0.08   (3.02)
Earnings (loss) per
 share--diluted..........  $(0.04) $(0.15) $(0.04) $0.07   (3.02)

Other Financial Data:
EBITDA(2)................  $   (6) $  (26) $    7  $  42      295
Net cash provided by
 (used in)
 operating activities....  $    3  $  (57) $   33  $ (36)      45
Net cash provided by
 (used in)
 investing activities....  $  (42) $  (59) $  (53) $(357)  (1,439)
Net cash provided by
 (used in)
 financing activities....  $   34  $  114  $   26  $ 766    1,477
Capital expenditures(3)..  $   41  $   49  $   86  $ 445    1,413
Ratio of earnings to
 fixed charges(4).......      --      --      --    1.15      --

                                           As of December 31,
                                 -----------------------------------
                                  1994  1995  1996     1997   1998
                                  ----  ----  ----    -----   ------
                                             (In Millions)

Summary Balance Sheet Data:

Total assets...................  $89   $184   $263   $1,398   $8,068
Long-term debt.................  $27   $ 69   $109   $  630   $2,307
Total stockholders' equity(5)..  $25   $ 26   $  9   $  382   $4,238

                                            As of December 31,
                                   --------------------------------
                                      1996        1997        1998
                                     ------      ------       -----

Operating Data:
Route miles of conduit
 installed..............          3,650          9,500        17,000
Route miles of lit fiber
 installed..............            900          3,400        12,500
Total minutes of use
(In millions, for the
 year)..................            382            669        10,800
--------

 (1) On June 5, 1998, we acquired LCI. The acquisition was accounted for as a purchase and the results of LCI's operations are included with ours for the period subsequent to the acquisition.

 (2) EBITDA represents net earnings (loss) before interest, income taxes, depreciation and amortization, a nonrecurring expense of $2.6 million in the year ended December 31, 1996 to restructure operations, the non-recurring gain on sale of telecommunications agreements of $6.1 million in the year ended December 31, 1996, the non-recurring gain on sale of contract rights of approximately $9.3 million in the year ended December 31, 1997 and non-recurring expenses of $859.4 million in the year ended December 31, 1998 related to the LCI merger, the Icon merger, the redemption of $87.5 million of our 10 7/8% notes and the repayment of our equipment credit facility. EBITDA includes earnings from the construction contracts for the sale of dark fiber that we will use to provide cash for the construction cost of our network. EBITDA does not represent cash flow for the periods presented and should not be considered as an alternative to net earnings (loss) as an indicator of our operating performance or as an alternative to cash flows as a source of liquidity, and may not be comparable with EBITDA as defined by other companies. Qwest believes that EBITDA is commonly used by financial analysts and others in the telecommunications industry. Without the effect of Qwest's growth share plan expense, EBITDA would have been $302.4 million, $115.2 million and $20.0 million for the years ended December 31, 1998, 1997 and 1996, respectively.

 (3) Capital expenditures include expenditures for property and equipment, accrued capital expenditures, capital expenditures financed with the equipment credit facility and initial obligations under capital leases.

 (4) Earnings were insufficient to cover fixed charges by $891.3 million, $12.6 million, $40.4 million and 11.0 million for the years ended December 31, 1998, 1996, 1995 and 1994.

 (5) We have not declared or paid cash dividends on our common stock since becoming a public company in June 1997.

                                  Risk Factors

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating us and our business before participating in the exchange offer.

If you do not exchange your old 7.25% notes, they will continue to be subject to restrictions on transfer.

Holders of old 7.25% notes who do not exchange their old 7.25% notes for new 7.25% notes will continue to be subject to the restrictions on transfer of the old 7.25% notes as set forth in the legends on the old 7.25% notes. The old 7.25% notes may not be offered or sold unless they are registered under the Securities Act or are exempt from registration. See "The Exchange Offer--Consequences of Failure to Exchange."

We are dependent on our subsidiaries
for repayment of debt

The 7.25% notes are obligations only of Qwest, which is a holding company with no material assets other than the stock of its subsidiaries. Our subsidiaries conduct substantially all of our operations and own substantially all of our assets. As a result, our cash flow and our ability to meet our debt service obligations depends on the cash flow of our subsidiaries and the payment of funds by them to us in the form of loans, dividends or otherwise. Our subsidiaries generally are not obligated to make funds available to us for payment on the 7.25% notes or for other purposes. Existing debt agreements of our subsidiaries impose significant restrictions on the ability of our subsidiaries to pay dividends or make other distributions or loans and advances to us. Future debt instruments of our subsidiaries also may impose these restrictions. In addition, the ability of our subsidiaries to make any payments to us will depend on their earnings, business and tax considerations and legal restrictions.

As a result, the 7.25% notes effectively will rank junior to all existing and future debt, trade payables and other liabilities of our subsidiaries. If a subsidiary were to become bankrupt or dissolve, our rights and the rights of our creditors to share in the assets of the subsidiary will be subject to the prior claims of the subsidiary's creditors. After the payment of the subsidiary's liabilities, the subsidiary may not have enough assets remaining to pay us and our creditors, including the holders of the 7.25% notes. At December 31, 1998, our subsidiaries had approximately $1,901.6 million of outstanding liabilities. All of these liabilities effectively rank senior to the 7.25% notes. We expect that our subsidiaries will incur additional debt in the future.

Payments of the 7.25% notes could be
limited or eliminated because secured debt holders have priority

The 7.25% notes are general unsecured obligations of Qwest. As a result, the 7.25% notes will rank junior in right of payment to the claims of all of our secured creditors to the extent of the value of the secured assets. If a default or acceleration of our secured debt occurs, the holders of the debt could seize the assets securing the debt and sell the assets to satisfy all or a part of what is owed. At December 31, 1998, our subsidiaries had approximately $30.4 million of secured debt. Future debt incurred by us and our subsidiaries may also be secured.

We have significant debt and
we may not be able to meet our obligations

We have a large amount of debt outstanding. As of December 31, 1998, we had approximately $2,309.9 million of long-term debt, including the current portion of long-term debt, and a debt-to-equity ratio of 0.6 to 1.0. A significant portion of our cash flow from operations must be dedicated to the repayment of the debt and we may not be able to meet our debt obligations.

The indenture limits, but does not prohibit, us and our subsidiaries from incurring additional debt. In March 1999, we entered into an unsecured credit facility in the amount of $1.0 billion from a syndicate of banks. We expect that we and our subsidiaries may incur substantial additional debt in the future.

The terms of our financing arrangements
may restrict our operations.

The indentures for the 7.25% notes and our other outstanding senior notes and senior credit facilities impose significant operating and financial restrictions on us, including those listed in "Summary--Certain Indenture Provisions." These restrictions could limit our ability to obtain future financing, make needed capital expenditures, withstand a future downturn in our business or in the economy or otherwise conduct necessary corporate activities. We have no obligation to comply with most of the covenants during any period when the 7.25% notes have been assigned investment grade ratings. If the 7.25% notes later lose an investment grade rating, the covenants will again apply, but actions taken during that period generally cannot cause us to be in default if the covenants again become effective. As a result, the protection given by the covenants could be weakened if the 7.25% notes are assigned investment grade ratings and are subsequently downgraded to non-investment grade.

If we do not complete the Qwest network and increase traffic volume, we may not be able to pay the 7.25% Notes.

Our success will depend largely on completion of our network on schedule and within budget, on maintaining the rights of way for our network and on achieving substantial traffic volumes on our network, and if we are unable to do so, we may not be able to pay the 7.25% Notes.. The construction of our network will be affected by many factors, such as weather and regulatory approvals, that are beyond our control.

If our operating losses and working capital deficits continue, we may not be able to pay the 7.25% Notes.

We have had operating losses and have not had enough cash flow from operations to allow us to meet our debt service requirements, capital expenditures and other cash needs. We had a net loss of $844.0 million for the year ended December 31, 1998 and an accumulated deficit of approximately $875.9 million at December 31, 1998.

Although we had a working capital surplus of approximately $201.6 million at December 31, 1998, we had working capital deficits for each of the four fiscal years before 1998. We expect total capital expenditures for the year ending December 31, 1999 to be approximately $1.4 billion. We cannot assure you that our operations will be profitable in the future. We may require additional capital in order to offset operating losses and working capital deficits and to support our objectives.

Our growth and expansion may strain
our ability to manage our operations
and our financial resources.

We have completed five acquisitions since our initial public offering, including the acquisitions of LCI in June 1998 for approximately $3,930.5 million and Icon for approximately $254.1 million in our common stock. We expect this rapid expansion will continue for the foreseeable future. This growth has increased our operating complexity. To manage our expansion effectively we must:

              o expand, train and manage our employee base and attract and retain highly skilled personnel;
              o expand and improve our systems for serving and communicating with our customers;
              o continue to develop and market new products and services;
              o integrate acquired operations with our existing operations; and
              o control expenses related to the expansion of our business.

We cannot assure you that we will be able to satisfy these requirements, or otherwise manage our growth effectively, and any failure to do so could have a material adverse effect on our business, financial condition and results of operations.

We may face declining revenues
due to overcapacity in our industry.

The long distance transmission industry has had overcapacity and falling prices since shortly after the AT&T breakup in 1984. We expect that prices for communications services will continue to fall over the next several years. This is due primarily to:

     o recent technological advances that permit large increases in the transmission capacity of both new and existing fiber;
     o strategic alliances or similar transactions, such as purchasing alliances for long distance capacity among local exchange carriers that increase the parties' purchasing power; and
     o   construction of new networks.

Our financial condition may be adversely affected if our systems or those of our suppliers fail because of year 2000 problems.

Many existing computer systems, including hardware and software, use only the last two digits to identify a year. Consequently, as the year 2000 approaches, those systems will not recognize the difference in a year that begins with "20" rather than "19". As a result of the date change in the year 2000, if any of our computer systems use only two digits to define the year, these defective systems may cause disruptions in its network operations through which we provide communications services to our customers and in our internal operations. Additionally, we depend on outside sources to provide communications services to our customers and to bill our customers for those services. The greatest risk to our ability to provide communications services is the failure of third-party service providers to be year 2000 compliant, especially those third-party service providers that provide local access and certain of the billing systems for long distance telecommunications service.

Technological changes could cause
our network to become less valuable.

The telecommunications industry is subject to rapid and significant changes in technology. For instance, recent technological advances permit large increases in the transmission capacity of both new and existing fiber. The introduction of new products or emergence of new technologies also may reduce the cost and increase the supply of certain services similar to those provided by us. Technological changes could have a material adverse effect on our business, financial condition and results of operations.

We depend on key executive officers and
could be adversely affected by the loss
of their services.

The loss of our Chairman, Joseph Nacchio, or other key members of our senior management could significantly impede our ability to attain our financial, expansion, marketing and other objectives.

A liquid trading market for the
7.25% notes may not develop.

There is no established trading market for the 7.25% notes. The initial purchaser of the 7.25% notes has informed us that it currently intends to make a market in the new 7.25% notes. However, the initial purchaser has no obligation to do so and may discontinue making a market at any time without notice. In addition, the liquidity of any trading market in the 7.25% notes will depend on:

                 o   the number of holders of the 7.25% notes;
                 o   the overall market for similar securities;
                 o   our financial performance and prospects; and
                 o   prospects for companies in our industry generally.

As a result, we cannot assure you that an active trading market will develop for the 7.25% notes.

Cautionary Statement Regarding
Forward-looking Statements

This prospectus contains or incorporates by reference certain "forward-looking statements" about our financial condition, results of operations and business. These statements include:

o statements concerning the benefits that we expect will result from our certain transactions we have completed, such as increased revenues, decreased expenses and avoided expenses and expenditures,

o    our plans to complete our communications network and

o other statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

These statements may be made expressly in this document or may be incorporated by reference to other documents we have filed with the SEC. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," or similar expressions.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by us in those statements. The risks and uncertainties include those risks, uncertainties and risk factors identified, among other places, under "Risk Factors" in this prospectus, beginning on page 18, and under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the documents incorporated by reference in this prospectus.

Actual results may differ materially from those expressed or implied by the forward-looking statements. You are cautioned not to place undue reliance on the statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, the date of the document.

The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We do not intend to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                               The Exchange Offer

Purpose of the Exchange Offer

Qwest originally issued and sold the old 7.25% notes on November 27, 1998 in an offering that was exempt from registration under the Securities Act in reliance upon the exemptions provided by Section 4(2), Rule 144A and Regulation S of the Securities Act. Accordingly, the old 7.25% notes may not be transferred in the United States unless registered or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available.

As a condition to the sale of the old 7.25% notes, Qwest and the initial purchaser of the old 7.25% notes entered into a registration rights agreement as of November 27, 1998. In the registration rights agreement, Qwest agreed that it would:

   o file with the SEC a registration statement under the Securities Act with respect to the new 7.25% notes by February 25, 1999;

   o use its best efforts to cause the registration statement to be declared effective under the Securities Act by April 25, 1999; and

   o close an offer of the new 7.25% notes in exchange for surrender of the old 7.25% notes by May 25, 1999.

We have filed a copy of the registration rights agreement as an exhibit to the registration statement of which this prospectus is a part. The registration statement satisfies certain of Qwest's obligations under the registration rights agreement.

Resale of the New Notes

Based on no-action letters issued by the staff of the SEC to third parties, Qwest believes that the new 7.25% notes issued in the exchange offer in exchange for old 7.25% notes would be freely transferable after the exchange offer without further registration under the Securities Act if the holder of the new 7.25% notes:

 o is not an "affiliate," as defined in Rule 405 of the Securities Act, of Qwest,

 o  is acquiring the new 7.25% notes in the ordinary course of its business and

 o no arrangement to participate in the distribution, within the meaning of the Securities Act, of the new 7.25% notes;

provided that, in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act must be delivered if required.

The SEC has not, however, considered this exchange offer in the context of a no-action letter and Qwest cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer. Holders of old 7.25% notes wishing to accept this exchange offer must represent to Qwest that the conditions have been met.

A broker-dealer that acquired old 7.25% notes for its own account as a result of market-making or other trading activities and exchanges them for new 7.25% notes for its own account in this exchange offer may be deemed to be an "underwriter" within the meaning of the Securities Act and must deliver a prospectus in connection with any resale of the new 7.25% notes.

Qwest has agreed that it will make this prospectus available to any broker-dealer for use in connection with a resale for a period of one year after closing of the exchange offer. A broker-dealer that delivers a prospectus to purchasers in connection with resales will be subject to the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement, including indemnification and contribution rights and obligations. See "Plan of Distribution."

Terms of the Exchange Offer; Period for Tendering Old 7.25% Notes

This prospectus and the accompanying letter of transmittal together make up the exchange offer. On the terms and subject to the conditions set forth in this prospectus and the letter of transmittal, Qwest will accept for exchange any old 7.25% notes that are properly tendered on or before the expiration date unless they are withdrawn as permitted below. Qwest will issue $1,000 principal amount at maturity of new 7.25% notes in exchange for each $1,000 principal amount at maturity of outstanding old 7.25% notes surrendered in the exchange offer. Old 7.25% notes may be exchanged only in integral multiples of $1,000. The form and terms of the new 7.25% notes are the same as the form and terms of the old 7.25% notes except that the exchange will be registered under the Securities Act and so the new 7.25% notes will not bear legends restricting their transfer,

The new 7.25% notes will evidence the same debt as the old 7.25% notes and will be issued under the same indenture.

As of the date of this prospectus, an aggregate of $300,000,000 in principal amount at maturity of the old 7.25% notes is outstanding. This prospectus is first being sent on or about April __, 1999, to all holders of old 7.25% notes known to Qwest.

Holders of the old 7.25% notes do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer.

Qwest may, at any time or from time to time, extend the period of time during which the exchange offer is open and delay acceptance for exchange of any old 7.25% notes, by giving written notice of the extension to the holders as described below. During the extension, all old 7.25% notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by Qwest. Any old 7.25% notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration of the exchange offer.

Qwest reserves the right to amend or terminate the exchange offer if any of the conditions of the exchange offer are not met. The conditions of the exchange offer are specified below under

"--Conditions of the Exchange Offer." Qwest will give written notice of any extension, amendment, nonacceptance or termination to the holders of the old 7.25% notes as promptly as practicable. Any extension to be issued by means of a press release or other public announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old 7.25% Notes

The tender to Qwest of old 7.25% notes by a holder as set forth below and the acceptance by Qwest will create a binding agreement between the tendering holder and Qwest upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, a holder who wishes to tender old 7.25% notes for exchange must send a completed and signed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at one of the addresses set forth below under "--Exchange Agent" on or before the expiration date. In addition, either:

   o the exchange agent must receive before the expiration date certificates for the old 7.25% notes along with the letter of transmittal, or

   o the exchange agent must receive confirmation before the expiration date of a book-entry transfer of the old 7.25% notes into the exchange agent's account at The Depository Trust Company as described below, or

   o the holder must comply with the guaranteed delivery procedures described below.

The method of delivery of old 7.25% notes, letters of transmittal and all other required documents is at the election and risk of the holders. If the delivery is by mail, Qwest recommends that holders use registered mail, properly insured, with return receipt requested. In all cases, holders should allow sufficient time to assure timely delivery. Holders should not send letters of transmittal or old 7.25% notes to Qwest.

Some beneficial owners' old 7.25% notes are registered in the name of a broker, dealer, commercial bank, trustee or other nominee. If one of those beneficial owners wishes to tender, the beneficial owner should contact the registered holder of the old 7.25% notes promptly and instruct the registered holder to tender on the beneficial owner's behalf. If one of those beneficial owners wishes to tender on its own behalf, then before completing and signing the letter of transmittal and delivering its old 7.25% notes, the beneficial owner must either register ownership of the old 7.25% notes in the beneficial owner's name or obtain a properly completed power of attorney from the registered holder of old 7.25% notes. The transfer of record ownership may take considerable time. If the letter of transmittal is signed by a person other than the registered holder of the old 7.25% notes, the old 7.25% notes must be endorsed or accompanied by appropriate powers of attorney. In either case the letter of transmittal must be signed exactly as the name of the registered holder that appears on the old 7.25% notes.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the old 7.25% notes surrendered for exchange are tendered:

   o by a registered holder of the old 7.25% notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or

   o for the account of a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an eligible guarantor institution. Eligible guarantor institutions include:

   o a member of a registered national securities exchange,

   o a member of the National Association of Securities Dealers, Inc. or

   o a commercial bank or trustee having an office or correspondent in the United States.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an eligible guarantor institution.

If old 7.25% notes are registered in the name of a person other than a signer of the letter of transmittal, the old 7.25% notes surrendered for exchange must be endorsed by the registered holder with the signature guaranteed by an eligible guarantor institution. Alternatively, the old 7.25% notes may be accompanied by a written assignment, signed by the registered holder with the signature guaranteed by an eligible guarantor institution.

All questions as to the validity, form, eligibility, time of receipt and acceptance of old 7.25% notes tendered for exchange will be determined by Qwest in its sole discretion, and its determination shall be final and binding. Qwest reserves the absolute right to reject any tenders of any particular old 7.25% notes not properly tendered or not to accept any particular old 7.25% notes whose acceptance might, in the judgment of Qwest or its counsel, be unlawful. Qwest also reserves the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old 7.25% notes either before or after the expiration date. The interpretation of the terms and conditions of the exchange offer as to any particular old 7.25% notes either before or after the expiration date by Qwest will be binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old 7.25% notes for exchange must be cured within a reasonable period of time as Qwest shall determine. Neither Qwest, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old 7.25% notes for exchange.

If the letter of transmittal or any old 7.25% notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by Qwest, those persons must submit proper evidence satisfactory to Qwest of their authority to act.

By tendering, each holder will represent to Qwest:

   o that it is not an "affiliate," as defined in Rule 405 of the Securities Act, of Qwest, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

   o that it is acquiring the new 7.25% notes in the ordinary course of its business and

   o at the time of the closing of the exchange offer it has no arrangement to participate in the distribution, within the meaning of the Securities Act, of the new 7.25% notes.

If the holder is a broker-dealer that will receive new 7.25% notes for its own account in exchange for old 7.25% notes that were acquired as a result of market-making activities or other trading activities, the holder may be deemed to be an "underwriter" within the meaning of the Securities Act. Those holders will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the new 7.25% notes. However, by so acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Old 7.25% Notes for Exchange; Delivery of New 7.25% Notes Upon satisfaction or waiver of all of the conditions to the exchange offer, Qwest will accept, promptly after the expiration date, all old 7.25% notes properly tendered and will issue the new 7.25% notes promptly after acceptance of the old 7.25% notes. See "--Conditions of the Exchange Offer" below. Qwest will be deemed to have accepted properly tendered old 7.25% notes for exchange when Qwest has given oral or written notice to the exchange agent.

The new 7.25% notes will bear interest at the same rate and on the same terms as the old 7.25% notes. Consequently, cash interest on the new 7.25% notes will accrue at a rate of 7.25% per annum and will be payable semiannually in arrears commencing on May 1, 1999 and then on November 1 and May 1 of each year. Interest on each new 7.25% note will accrue from the last interest payment date on which interest was paid on the surrendered old 7.25% note. If no interest has been paid on the old 7.25% note, interest on the new 7.25% notes will accrue from the date of issuance of the old 7.25% notes. Consequently, holders whose old 7.25% notes are accepted for exchange will be deemed to have waived the right to receive any accrued but unpaid interest on the old 7.25% notes.

The issuance of new 7.25% notes for old 7.25% notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for the old 7.25% notes or a timely book-entry confirmation of the old 7.25% notes into the exchange agent's account at the book-entry transfer facility, a completed and signed letter of transmittal and all other required documents. If any tendered old 7.25% notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, or if old 7.25% notes are submitted for a greater amount than the holder desires to exchange, the unaccepted or non-exchanged old 7.25% notes will be returned without expense to the tendering holder as promptly as practicable after the exchange offer expires or terminates. In the case of old 7.25% notes tendered by book-entry procedures described below, the non exchanged old 7.25% notes will be credited to an account maintained with the book-entry transfer facility.

Conditions of the Exchange Offer

Qwest will not be required to accept for exchange any old 7.25% notes and may terminate or amend the exchange offer prior to the expiration date, if Qwest determines that it is not permitted to effect the exchange offer because of:

  o any changes in law, or applicable interpretations by the SEC, or

  o any action or proceeding is instituted or threatened in any court or governmental agency with respect to the exchange offer.

Holders may have certain rights and remedies against Qwest under the registration rights agreement if Qwest fails to close the exchange offer, whether or not the conditions stated above occur. These conditions are not intended to modify those rights or remedies.

Book-Entry Transfer

The exchange agent will make a request to establish an account for the old 7.25% notes at the book-entry transfer facility for the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of old 7.25% notes by causing the book-entry transfer facility to transfer the old 7.25% notes into the exchange agent's account at the book-entry transfer facility in accordance with the book-entry transfer facility's procedures for transfer. However, although delivery of old 7.25% notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile, or an agent's message, with any required signature guarantees and any other required documents, must be received by the exchange agent at one of the addresses set forth below under "--Exchange Agent" on or before the expiration date or the guaranteed delivery procedures described below must be complied with.

The term "agent's message" means a message, transmitted by Depository Trust Company to the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that Qwest may enforce the letter of transmittal against the participant.

Guaranteed Delivery Procedures

If a registered holder of the old 7.25% notes wishes to tender the old 7.25% notes and the old 7.25% notes are not immediately available, or time will not permit the holder's old 7.25% notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on time, the old 7.25% notes may nevertheless be exchanged if:

o    the tender is made through an eligible guarantor institution,

o before the expiration date, the exchange agent has received from the eligible guarantor institution a completed and signed letter of transmittal, or a facsimile, and a notice of guaranteed delivery, substantially in the form provided by Qwest. Delivery may be made by telegram, telex, facsimile transmission, mail or hand deliver. The letter of transmittal and notice of guaranteed delivery must set forth the name and address of the holder of the old 7.25% notes and the amount of old 7.25% notes, state that the tender is being made and guarantee that within five trading days on the Nasdaq National Market after the date of signing of the notice of guaranteed delivery, the certificates for all physically tendered old 7.25% notes, in proper form for transfer, or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent, and

o the certificates for all physically tendered old 7.25% notes, in proper form for transfer, or a book-entry confirmation and all other documents required by the letter of transmittal, are received by the exchange agent within five Nasdaq National Market trading days after the date of signing the notice of guaranteed delivery.

Withdrawal Rights

Tenders of old 7.25% notes may be withdrawn at any time prior to the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth below under "--Exchange Agent." Any notice of withdrawal must:

 o specify the name of the person who tendered the old 7.25% notes to be withdrawn,

 o identify the old 7.25% notes to be withdrawn, including the amount of the old 7.25% notes, and,

 o where certificates for old 7.25% notes have been transmitted, specify the name in which the old 7.25% notes are registered, if different from that of the withdrawing holder.

If certificates for old 7.25% notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution. If old 7.25% notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old 7.25% notes and otherwise comply with the procedures of the facility. All questions as to the validity, form, eligibility and time of receipt of the notices will be determined by Qwest whose determination shall be final and binding on all parties. Any old 7.25% notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old 7.25% notes that have been tendered for exchange but that are not exchanged for any reason will be returned to the holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of old 7.25% notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility under the book-entry transfer procedures described above, the old 7.25% notes will be credited to an account with the book-entry transfer facility specified by the holder. Properly withdrawn old 7.25% notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old 7.25% Notes" above at any time on or before the expiration date.

Exchange Agent

Bankers Trust Company has been appointed as the exchange agent for the exchange offer. All signed letters of transmittal should be directed to the exchange agent at the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange Agent addressed as follows:

              By Mail:                                  By Hand:

     BT Services Tennessee, Inc.                  Bankers Trust Company
          Reorganization Unit                Corporate Trust and Agency Group
            P.O. Box 292737                      Receipt & Delivery Window
       Nashville, TN 37229-2737              123 Washington Street, 1st Floor
                                                     New York, NY 10006

                            For information, call:
                                (800) 735-7777
                            Confirm: (615) 835-3572
                              Fax: (615) 835-3701

                         by Overnight Mail or Courier:

                          BT Services Tennessee, Inc.
                       Corporate Trust and Agency Group

                              Reorganization Unit
                            648 Grassmere Park Road
                              Nashville, TN 37211

Delivery of a letter of transmittal to an address other than as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expense

Qwest will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Qwest will pay the expenses that will be incurred in connection with the exchange offer. Qwest estimates the expenses will be approximately $245,000.

Accounting Treatment

For accounting purposes, Qwest will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the term of the new 7.25% notes.

Transfer Taxes

Holders who instruct Qwest to register new 7.25% notes in the name of a person other than the registered tendering holder will be responsible for paying any applicable transfer tax, as will holders who request that old 7.25% notes not tendered or not accepted in the exchange offer be returned to a person other than the registered tendering holder. In all other cases, no transfer taxes will be due.

Regulatory Matters

Qwest is not aware of any governmental or regulatory approvals that are required in order to complete the exchange offer.

Consequences of Failure to Exchange

Participation in the exchange offer is voluntary. Old 7.25% notes that are not exchanged for new 7.25% notes will remain restricted securities. Accordingly, those old 7.25% notes may only be transferred:

 o to a person who the seller reasonably believes is a qualified institutional buyer under Rule 144A,

 o in an offshore transaction under Rule 903 or Rule 904 of Regulation S under the Securities Act, or

 o  under Rule 144 under the Securities Act (if available);


and in accordance with all applicable securities laws of the states of the United States. Under certain circumstances, Qwest is required to file a shelf registration statement under the Securities Act. See "Description of the 7.25% Notes--Exchange Offer; Registration Rights."

Payment of Additional Interest upon Registration Defaults

If Qwest fails to meet its obligations to complete the exchange offer or file a shelf registration statement, additional interest will accrue on the 7.25% notes. See "Description of the 7.25% Notes--Exchange Offer; Registration Rights."

                                 Use of Proceeds

Qwest will not receive any proceeds from the issuance of the new 7.25% notes or the closing of the exchange offer.

                                 Capitalization

The following table sets forth the historical consolidated capitalization of Qwest as of December 31, 1998. All share and per share information with respect to Qwest included in the table gives effect to the two-for-one stock split that occurred in February 1998 in the form of a stock dividend. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Historical Consolidated Financial Statements and the notes to the financial statements, incorporated by reference into this prospectus.

                                           December 31,
                                              1998
                                             ------
                                          (in millions)

Current portion of long-term debt            $   2.8
                                             =======
10 7/8% senior notes                         $ 162.5
9.47% senior discount notes                    391.8
8.29% senior discount notes                    323.5
7.25% senior notes Due 2007                    351.7
7.50% senior notes                             750.0
7.25% senior notes                             300.0
Other long-term debt                            27.6
                                             -------
Total long-term debt (excluding current
portion)                                     2,307.1
                                             -------
Stockholders' equity
  Preferred stock, $.01 par value; 25.0
    million shares authorized; no
    shares issued and outstanding.               -
  Common stock, $.01 par value; 600.0
    million shares  authorized;
    347.0 million shares issued
    and outstanding(1)                           3.5

  Additional paid-in capital                 5,110.6
  Accumulated deficit                         (875.9)
                                             -------
Total stockholders' equity                   4,238.2
                                             -------
Total capitalization                        $6,545.3
                                            ========

         (1) 35.0 million of the authorized shares of Common Stock are reserved forissuance under the Equity Incentive Plan, 0.9 million of the authorizedshares of Common Stock are reserved for issuance under the Growth SharePlan, 2.7 million of the authorized shares of Common Stock are reservedfor issuance under various 401(k) Plans of Qwest, 0.8 million ofthe authorized shares of Common Stock are reserved for issuance underthe Employee Stock Purchase Plan and 8.6 million of the authorizedshares of Common Stock are reserved for issuance under the warrantissued to Anschutz Family Investment Company LLC. See"Management-Equity Incentive Plan," "Management-Growth Share Plan" and"Certain Transactions" in the documents incorporated by reference inthis prospectus.

                         Description of the 7.25% Notes


The new 7.25% notes will be issued under an indenture between Qwest and Bankers Trust Company, as trustee under the indenture. Copies of the indenture are available from Qwest on request.

The new 7.25% notes and the old 7.25% notes are considered together to be a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase.

The following summary of certain provisions of the indenture is not complete and is subject to the Trust Indenture Act of 1939, and to all of the provisions of the indenture, including the definitions of certain terms in the indenture and those terms made a part of the indenture by reference to the Trust Indenture Act, as in effect on the date of the indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions."

The new 7.25% notes will be senior unsecured obligations of Qwest, ranking equal in right of payment with all existing and future senior unsecured debt of Qwest, and will be senior in right of payment to all existing and future debt of Qwest that is subordinated in right of payment to the 7.25% notes. As of December 31, 1998, Qwest had $1,927.8 million of debt outstanding, not counting debt of Qwest's subsidiaries. None of Qwest's debt is secured or subordinated.

The operations of Qwest are conducted through its subsidiaries and, therefore, Qwest depends on cash flow from those entities to meet its obligations. Qwest's subsidiaries no direct obligation to pay amounts due on the 7.25% notes and have not guaranteed the 7.25% notes. As a result, the 7.25% notes effectively will be subordinated to all existing and future third-party debt and other liabilities of Qwest's subsidiaries, including trade payables. As of December 31, 1998, the total liabilities of Qwest's subsidiaries, after the elimination of loans and advances by Qwest to its subsidiaries, would have been approximately $1,901.6 million. Approximately $30.4 million of our subsidiaries' debt was secured by the assets of the borrowing subsidiaries. See "Description of Certain Indebtedness." Qwest expects that it or its subsidiaries will incur substantial additional debt in the future. Any rights of Qwest and its creditors, including the holders of 7.25% notes, to participate in the assets of any of Qwest's subsidiaries upon any liquidation or reorganization of any subsidiary will be subject to the prior claims of that subsidiary's creditors, including trade creditors.

Principal, Maturity and Interest

The 7.25% notes are limited in aggregate principal amount to $300,000,000 and mature on November 1, 2008. Interest on the 7.25% notes will accrue at a rate of 7.25% per year and will be payable semiannually in arrears on May 1 and November 1 of each year, beginning May 1, 1999, to the holders of record on the immediately prior April 15 and October 15. Interest will be computed on the basis of a 360-day year with twelve 30-day months. Payments on the 7.25% notes will be made and the 7.25% notes may be transferred at the office or agency of Qwest, which initially will be the offices of the trustee. At the option of Qwest, interest may be paid by check mailed to the registered holders at their registered addresses. The 7.25% notes will be issued without coupons and in fully registered form only, in minimum denominations of $1,000 and integral multiples. No service charge will be made for any registration of transfer of the 7.25% notes, but Qwest may require payment to cover any transfer tax or similar governmental charge. The interest rate on the 7.25% notes is subject to increase as described under "Exchange Offer; Registration Rights." All references in this description of the 7.25% notes to interest on the 7.25% notes includes any increased interest.

Book-Entry System

The new 7.25% notes will initially be issued in the form of global securities held in book-entry form. The new 7.25% notes will be deposited with the trustee as custodian for the Depository Trust Company, and DTC or its nominee will initially be the sole registered holder of the new 7.25% notes. Except as set forth below, a global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC.

When a global security is issued, DTC or its nominee will credit, on its internal system, the accounts of persons holding through it with the principal amounts of the individual beneficial interest represented by the global security purchased by those persons in the offering of the new 7.25% notes. The accounts were initially designated by the initial purchaser of the old 7.25% notes with respect to old 7.25% notes sold by the initial purchaser.

Only participants that have accounts with DTC or persons that hold interests through participants can own beneficial interests in a global security. Ownership of beneficial interests by participants in a global security will be shown on records maintained by DTC or its nominee for the global security, and that ownership interest will be transferred only through those records. Ownership of beneficial interests in the global security by persons that hold through participants will be shown on records maintained by the participant, and the transfer of that ownership interest within the participant will occur only through the participant's records.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in definitive form. Those limits and laws may make it more difficult to transfer beneficial interests in a global security. Qwest will make payments on new 7.25% notes represented by any global security to DTC or its nominee as the sole registered owner and the sole holder of the new 7.25% notes represented by the global security. None of Qwest, the trustee, any agent of Qwest or the initial purchaser will have any responsibility for any aspect of DTC's reports relating to beneficial ownership interests in a global security representing any new 7.25% notes or for reviewing any of DTC's records relating to the beneficial ownership interests. DTC has advised Qwest that upon receipt of any payment on any global security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their beneficial interests in the principal or face amount of the global security. Qwest expects that payments by participants to owners of beneficial interests in a global security held through those participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of the participants.

So long as DTC or its nominee is the registered owner of the global security, DTC or the nominee will be considered the sole owner or holder of the new 7.25% notes represented by the global security for the purposes of receiving payment on the new 7.25% notes, receiving notices and for all other purposes under the indenture and the new 7.25% notes. Except as provided above, owners of beneficial interests in a global security will not be considered the holders of the global security for any purposes under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if the person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. Qwest understands that under existing industry practices, if Qwest requests any action of holders or an owner of a beneficial interest in a global security wants to take any action that a holder is entitled to take under the indenture, DTC would authorize the participants holding the beneficial interest to take that action, and the participants would authorize beneficial owners owning through the participants to take the action on the instructions of beneficial owners owning through them. DTC has advised Qwest that it will take any action permitted to be taken by a holder of new 7.25% notes only at the direction of a participant to whose account with DTC interests in the global security are credited and only as to the portion of the aggregate principal amount of the new 7.25% notes as to which the participant has given that direction.

DTC has advised Qwest that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in the securities through electronic book-entry changes in accounts of the participants. This eliminates the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant.

Certificated New 7.25% Notes

New 7.25% notes represented by a global security are exchangeable for certificated new 7.25% notes only if:

   o DTC notifies Qwest that it is unwilling or unable to continue as a depository for the global security or if at any time DTC ceases to be a registered clearing agency, and a successor depository is not appointed by Qwest within 90 days;

   o Qwest notifies the trustee that the global security will be so transferable, registrable and exchangeable; or

   o an event of default with respect to the new 7.25% notes has occurred and is continuing.

Any global security that is exchangeable for certificated new 7.25% notes under the preceding sentence will be transferred to, and registered and exchanged for, certificated new 7.25% notes in authorized denominations and registered in names that DTC or its nominee holding the global security may direct. Subject to the foregoing, a global security is not exchangeable, except for a global security of the same denomination to be registered in the name of DTC or its nominee. If a global security becomes exchangeable for certificated new 7.25% notes:

   o certificated new 7.25% notes will be issued only in fully registered form in denominations of $1,000 or integral multiples,

   o payments will be made and transfers will be registered at the office or agency of Qwest maintained for that purposes and

   o no service charge will be made for any issuance of the certificated new 7.25% notes, although Qwest may require payment to cover any tax or governmental charge imposed.

Optional Redemption

The 7.25% notes will be subject to redemption at the option of Qwest, in whole or in part, at any time on not less than 30 and not more than 60 days' prior notice at a redemption price equal to the principal amount plus any accrued and unpaid interest to the redemption date plus the Applicable Make-Whole Premium. For purposes of this "Optional Redemption" provision, the following definitions apply:

"Applicable Make-Whole Premium" means, with respect to any 7.25% note, the excess of:

   o the present value at the redemption date of the required interest and principal payments due on the 7.25% note, computed using a discount rate equal to the Treasury Rate plus 37.5 basis points, over

   o the then outstanding principal amount of the 7.25% note. "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price (as defined below) for the redemption date. "Comparable Treasury Issue" means the United States Treasury security selected by a Reference Treasury Dealer (as defined below) appointed by Qwest as having a maturity comparable to the remaining term of the 7.25% notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 7.25% notes.

"Comparable Treasury Price" means, with respect to any redemption date:

   o the average of the bid and asked prices for the Comparable Treasury Issue on the third business day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities." In each case prices are expressed as a percentage of the principal amount; or

   o if the release (or any successor release) is not published or does not contain the prices on that business day,

   o the average of the Reference Treasury Dealer Quotations (as defined below) for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or

   o if Qwest obtains fewer than four Reference Treasury Dealer Quotations, the average of all Quotations.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Qwest of the bid and asked prices for the Comparable Treasury Issue quoted in writing to Qwest by that Reference Treasury Dealer at 5:00 p.m. on the third business day preceding that redemption date. In each case prices are expressed as a percentage of the principal amount

"Reference Treasury Dealer" means each of Salomon Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Donaldson Lufkin & Jenrette Securities Corporation and Lehman Brothers Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in The City of New York, Qwest shall substitute another.

Mandatory Redemption

Except as set forth under "--Certain Covenants--Change of Control" and "--Certain Covenants-- Limitation on Asset Dispositions," Qwest is not required to make mandatory redemption payments or sinking fund payments with respect to the 7.25% notes.

Certain Covenants

Suspended Covenants

During any period of time that:

   o the ratings assigned to the 7.25% notes by both the Rating Agencies are Investment Grade Ratings and

   o no default has occurred and is continuing under the indenture,

Qwest and its Restricted Subsidiaries will not be subject to the following Suspended Covenants:

  "--Limitation on Consolidated Debt,"

  "--Limitation on Debt and Preferred Stock of Restricted Subsidiaries,"

  "--Limitation  on  Restricted  Payments,"

  "--Limitation  on  Dividend  and  Other  Payment  Restrictions  Affecting
     Restricted Subsidiaries,"

  "--Limitation on Issuances of Certain  Guarantees by, and Debt Securities of,
     Restricted Subsidiaries,"

  "--Limitation on Asset Dispositions,"

  "--Limitation  on  Issuances  and Sales of  Capital  Stock of  Restricted
     Subsidiaries,"

  "--Transactions with Affiliates and other Related Persons," clause (ii) of "--Limitation on Sale and Leaseback Transactions" and clause (d) of "--Mergers, Consolidations and Certain Sales of Assets."

If Qwest and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the 7.25% notes for any period of time as a result of the preceding sentence and, subsequently, one or both Rating Agencies withdraws or downgrades the ratings assigned to the 7.25% notes below the required Investment Grade Ratings, then Qwest and its Restricted Subsidiaries will again be subject to the Suspended Covenants and compliance with respect to Restricted Payments made after the time of the withdrawal or downgrade will be calculated in accordance with the terms of the covenant described below under "Limitation on Restricted Payments" as if the covenant had been in effect since the date of the indenture. Nevertheless, neither

   o the continued existence, after the date of the withdrawal or downgrade, of facts and circumstances or obligations that were Incurred or otherwise came into existence during a Suspension Period nor

   o the performance of any of those obligations, shall constitute a breach of any covenant set forth in the indenture or cause a default or event of default;

provided that

        o Qwest and its Restricted Subsidiaries did not Incur or otherwise cause those facts and circumstances or obligations to exist in anticipation of a withdrawal or downgrade below investment grade and

        o Qwest reasonably believed that the Incurrence or actions would not result in a withdrawal or downgrade.

Qwest's anticipation and reasonable belief may be determined by Qwest and shall be conclusively evidenced by a board resolution to that effect adopted in good faith by the Board of Directors of Qwest. In reaching its determination, the Board of Directors may, but need not, consult with the Rating Agencies.

The indenture contains, among others, the following covenants:

Limitation on Consolidated Debt. Qwest may not, and may not permit any Restricted Subsidiary to, Incur any Debt, unless, after giving effect to the application of the proceeds of the Debt, no default or event of default would occur as a consequence of the Incurrence or be continuing following the Incurrence and either

        o the ratio of

        o the aggregate consolidated principal amount of Debt of Qwest outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of the Debt and any other Debt Incurred or repaid since the balance sheet date and the receipt and application of the proceeds of the Debt, to

       o Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters next preceding the Incurrence of the Debt for which consolidated financial statements are available, determined on a pro forma basis as if the Debt had been Incurred and the proceeds of the Debt had been applied at the beginning of the four fiscal quarters, would be less than 5.5 to 1.0 for Debt Incurred on or prior to April 1, 2000 and 5.0 to 1.0 for Debt Incurred after that date, or

        o Qwest's Consolidated Capital Ratio as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of the Debt and any other Debt Incurred or repaid since that balance sheet date and the receipt and application of the proceeds of the Debt, is less than 2.0 to 1.0.

As of December 31, 1998, Qwest's Consolidated Capital Ratio was approximately
0.6 to 1.0.

Despite the foregoing limitation, Qwest and any Restricted Subsidiary may Incur any and all of the following, each of which shall be given independent effect:

        o Debt under the 7.25% notes, the indenture and any Restricted Subsidiary Guarantee;

        o the sum of

             o Debt Incurred subsequent to March 31, 1997 under Credit
               Facilities in an aggregate principal amount at any time outstanding not to exceed $150 million plus

             o Debt Incurred subsequent to March 31, 1997 under one or more
               Credit Facilities that are revolving credit facilities in an aggregate principal amount at any time outstanding not to exceed the greater of

                  o $100 million or

                  o 85% of Eligible Receivables;

        o Purchase Money Debt, provided that the amount of the Purchase Money Debt does not exceed 100% of the cost of the construction, installation, acquisition or improvement of the applicable Telecommunications Assets;

        o Debt owed by Qwest to any Restricted Subsidiary of Qwest or Debt owed by a Restricted Subsidiary of Qwest to Qwest or a Restricted Subsidiary of Qwest; provided, however, that upon either

             o the transfer or other disposition by that Restricted Subsidiary or Qwest of any Debt so permitted to a Person other than Qwest or another Restricted Subsidiary of Qwest or

             o the issuance, sale, lease, transfer or other disposition of shares, other than directors' qualifying shares, of Capital Stock of that

               Restricted Subsidiary to a Person other than Qwest or another Restricted Subsidiary,

          the provisions of this clause shall no longer be applicable to the Debt and the Debt shall be deemed to have been Incurred by the issuer of the Debt at the time of the transfer or other disposition;

        o Debt Incurred to renew, extend, refinance, defease or refund (each, a "refinancing") the 7.25% notes, the notes issued under the Qwest's other senior note indentures or Purchase Money Debt, subject to the limitation set forth above, in an aggregate principal amount not to exceed the aggregate principal amount of and accrued interest on the Debt so refinanced plus the amount of any premium required to be paid in connection with the refinancing under the terms of the Debt so refinanced or the amount of any premium reasonably determined by the board of directors of as necessary to accomplish the refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of Qwest Incurred in connection with the refinancing; provided, however, that Debt the proceeds of which are used to refinance the 7.25% notes or Debt which is equal to the 7.25% notes or Debt which is subordinate in right of payment to the 7.25% notes shall only be permitted under this clause if

             o in the case of any refinancing of the 7.25% notes or Debt which is equal to the 7.25% notes, the refinancing Debt is made equal to the 7.25% notes or constitutes Subordinated Debt, and, in the case of any refinancing of Subordinated Debt, the refinancing Debt constitutes Subordinated Debt and

             o in any case, the refinancing Debt by its terms, or by the terms of any agreement or instrument under which the Debt is issued,

                  o does not provide for payments of principal of the Debt at stated maturity or by way of a sinking fund applicable to the Debt or by way of any mandatory redemption, defeasance, retirement or repurchase of the Debt by Qwest, including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of the acceleration of any payment with respect to the Debt upon any event of default, in each case prior to the time the same are required by the terms of the Debt being refinanced and

                  o does not permit redemption or other retirement, including in an offer to purchase made by Qwest, of the Debt at the option of the holder of the Debt prior to the time the same are required by the terms of the Debt being refinanced, other than a redemption or other retirement at the option of the holder of the Debt, including in an offer to purchase made by Qwest, which is conditioned upon a change of control under provisions substantially similar to those described under "--Change of Control";

        o Debt consisting of Permitted Interest Rate and Currency Protection Agreements;

        o Debt secured by Receivables originated by Qwest or any Restricted Subsidiary and related assets, provided that the Debt is nonrecourse to Qwest and any of its other Restricted Subsidiaries and provided further that Receivables shall not be available at any time to secure Debt of Qwest under this clause to the extent that they are used at that time as the basis for the Incurrence of Debt in excess of $100 million as described above; and

        o Debt not otherwise permitted to be Incurred as described above, which, together with any other outstanding Debt Incurred under this clause, has an aggregate principal amount not in excess of $25 million at any time outstanding.

Limitation on Debt and Preferred Stock of Restricted Subsidiaries. Qwest may not permit any Restricted Subsidiary that is not a Guarantor to Incur any Debt or issue any Preferred Stock except any and all of the following, each of which shall be given independent effect:

        o Restricted Subsidiary Guarantees;

        o Debt of Restricted Subsidiaries under Credit Facilities permitted to be Incurred as described above;

        o Purchase Money Debt of Restricted Subsidiaries permitted to be Incurred as described above;

        o Debt owed by a Restricted Subsidiary of Qwest to Qwest or a Restricted Subsidiary of Qwest permitted to be Incurred as described above;

        o Debt of Restricted Subsidiaries consisting of Permitted Interest Rate and Currency Protection Agreements permitted to be Incurred as described above;

        o Debt of Restricted Subsidiaries secured by Receivables originated by Qwest or any Restricted Subsidiary and related assets permitted to be Incurred as described above;

        o Debt of Restricted Subsidiaries permitted to be Incurred as described above;

        o Preferred Stock issued to and held by Qwest or a Restricted
          Subsidiary;

        o Debt Incurred or Preferred Stock issued by a Person prior to the time:

             o the Person became a Restricted Subsidiary,

             o the Person merges into or consolidates with a Restricted
               Subsidiary or

             o another Restricted Subsidiary merges into or consolidates with the Person in a transaction in which the Person becomes a Restricted Subsidiary, and

             o the Debt or Preferred Stock was not Incurred or issued in anticipation of the transaction and was outstanding prior to the transaction; and

        o Debt or Preferred Stock which is exchanged for, or the proceeds of which are used to renew, extend, refinance, defease, refund or redeem any Purchase Money Debt of a Restricted Subsidiary permitted to be Incurred as described above or any Debt or Preferred Stock of a Restricted Subsidiary permitted to be Incurred as described above, or any extension or renewal (a "refinancing"), in an aggregate principal amount, in the case of Debt, or with an aggregate liquidation preference, in the case of Preferred Stock, not to exceed:

             o the aggregate principal amount of the Debt so refinanced or the aggregate liquidation preference of the Preferred Stock so refinanced, plus

             o the amount of any premium required to be paid in connection with the refinancing under the terms of the Debt or Preferred Stock so refinanced or the amount of any premium reasonably determined by Qwest as necessary to accomplish the refinancing by means of a tender offer or privately negotiated repurchase, plus

             o the amount of expenses of Qwest and the applicable Restricted
               Subsidiary Incurred in connection with the tender offer or privately negotiated repurchase, and provided the Debt or Preferred Stock Incurred or issued upon the refinancing, by its terms, or by the terms of any agreement or instrument under which the Debt or Preferred Stock is Incurred or issued:

                  o does not provide for payments of principal or liquidation value at the stated maturity of the Debt or Preferred Stock or by way of a sinking fund applicable to the Debt or Preferred Stock or by way of any mandatory redemption, defeasance, retirement or repurchase of the Debt or Preferred Stock by Qwest or any Restricted Subsidiary, including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of the Debt upon an event of default, in each case prior to the time the same are required by the terms of the Debt or Preferred Stock being refinanced and

                  o does not permit redemption or other retirement, including in an offer to purchase made by Qwest or a Restricted Subsidiary, of the Debt or Preferred Stock at the option of the holder prior to the stated maturity of the Debt or Preferred Stock being refinanced, other than a redemption or other retirement at the option of the holder of the Debt or Preferred Stock, including in an offer to purchase made by Qwest or a Restricted Subsidiar, which is conditioned upon the change of control of Qwest under provisions substantially similar to those contained in the indenture described under "--Change of Control," and provided further that in the case of any exchange or redemption of Preferred Stock of a Restricted Subsidiary, the Preferred Stock may only be exchanged for or redeemed with Preferred Stock of the Restricted Subsidiary.

Limitation on Restricted Payments. Qwest may not, and may not permit any Restricted Subsidiary to, do any of the following (a "Restricted Payment"):

   o declare or pay any dividend, or make any distribution, in respect of its Capital Stock or to the holders, excluding any dividends or distributions which are made solely to Qwest or a Restricted Subsidiary and, if the Restricted Subsidiary is not a Wholly Owned Subsidiary, to the other stockholders of the Restricted Subsidiary on a pro rata basis, or any dividends or distributions payable solely in shares of its Capital Stock other than Disqualified Stock or in options, warrants or other rights to acquire its Capital Stock other than Disqualified Stock;

   o purchase, redeem, or otherwise retire or acquire for value:

        o any Capital Stock of Qwest, any Restricted Subsidiary or any Related Person of Qwest, other than a permitted refinancing, or

        o any options, warrants or rights to purchase or acquire shares of Capital Stock of Qwest, any Restricted Subsidiary or any Related Person of Qwest or

        o any securities convertible or exchangeable into shares of Capital Stock of Qwest, any Restricted Subsidiary or any Related Person of Qwest, other than a permitted refinancing, except any purchase, redemption or retirement or acquisition for value paid to Qwest or a Restricted Subsidiary, or, in the case of any purchase, redemption or other retirement or acquisition for value with respect to a Restricted Subsidiary that is not a Wholly Owned Subsidiary, paid to Qwest or a Restricted Subsidiary, or to the other stockholders of the Restricted Subsidiary that is not a Wholly Owned Subsidiary, on a pro rata basis;

   o make any Investment in, or payment on a Guarantee of any obligation of, any Person, other than Qwest or a Restricted Subsidiary; and

   o redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Debt of Qwest which is subordinate in right of payment to the 7.25% notes, other than a permitted refinancing, if:

   o an event of default, or an event that with the passing of time or the giving of notice, or both, would constitute an event of default, shall have occurred and be continuing, or

   o upon giving effect to the Restricted Payment, Qwest could not Incur at least $1.00 of additional Debt under the terms of the indenture described in "--Limitation on Consolidated Debt" above, or

   o upon giving effect to the Restricted Payment, the aggregate of all Restricted Payments from March 31, 1997 exceeds the sum of:

        o 50% of cumulative Consolidated Net Income, or, in the case that Consolidated Net Income shall be negative, 100% of the negative amount, since the end of the last full fiscal quarter prior to March 31, 1997 through the last day of the last full fiscal quarter ending at least 45 days prior to the date of the Restricted Payment,

        o plus $5 million,

        o less, in the case of any Designation with respect to a Restricted Subsidiary that was made after March 31, 1997, an amount equal to the Designation Amount with respect to the Restricted Subsidiary,

        o plus, in the case of any Revocation made after March 31, 1997, an amount equal to the lesser of the Designation Amount with respect to the Subsidiary with respect to which the Designation was made or the Fair Market Value of the Investment of Qwest and its Restricted Subsidiaries in the Subsidiary at the time of Revocation; provided, however, that Qwest or a Restricted Subsidiary of Qwest may make any Restricted Payment with the aggregate net cash proceeds received after March 31, 1997 as capital contributions to Qwest or from the issuance, other than to a Subsidiary, of Capital Stock other than Disqualified Stock of Qwest and warrants, rights or options on Capital Stock other than Disqualified Stock of Qwest and the principal amount of Debt of Qwest that has been converted into Capital Stock other than Disqualified Stock and other than by a Subsidiary of Qwest after March 31, 1997.

On November 19, 1998, Qwest and KPN entered into a letter of intent to form a joint venture company to create a pan-European Internet protocol-based fiber optic network linked to the Qwest Network in North America for data, video and voice services. The venture is expected to be formed in the first quarter of 1999, subject to definitive documentation and customary regulatory approvals. Qwest anticipates that any contributions that it makes to the joint venture would constitute Restricted Payments which could be made under the indenture.

Notwithstanding the foregoing limitation,

   o Qwest and any Restricted Subsidiary may make Permitted Investments;

   o Qwest may pay any dividend on Capital Stock of any class of Qwest within 60 days after the declaration of the dividend if, on the date when the dividend was declared, Qwest could have paid the dividend in accordance with the foregoing provisions;

   o Qwest may repurchase any shares of its Common Stock or options to acquire its Common Stock from Persons who were formerly directors, officers or employees of Qwest or any of its Subsidiaries or Affiliates, provided that the aggregate amount of all the repurchases made under this clause shall not exceed $1 million in any twelve-month period;

   o Qwest and any Restricted Subsidiary may refinance any Debt as permitted under "--Limitation on Consolidated Debt" above or "--Limitation on Debt and Preferred Stock of Restricted Subsidiaries" above; and

   o Qwest and any Restricted Subsidiary may retire or repurchase any Capital Stock of Qwest or of any Restricted Subsidiary in exchange for, or out of the proceeds of the substantially concurrent sale, other than to a Subsidiary of Qwest, of Capital Stock other than Disqualified Stock of Qwest.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. Qwest may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary:

   o to pay dividends, in cash or otherwise, or make any other distributions in respect of its Capital Stock owned by Qwest or any other Restricted Subsidiary or pay any Debt or other obligation owed to Qwest or any other Restricted Subsidiary;

   o to make loans or advances to Qwest or any other Restricted Subsidiary; or

   o to transfer any of its property or assets to Qwest or any other Restricted Subsidiary.

Notwithstanding the foregoing limitation, Qwest may, and may permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist any encumbrance or restriction:

   o under any agreement in effect on March 31, 1997;

   o any customary encumbrance or restriction applicable to a Restricted Subsidiary that is contained in an agreement or instrument governing or relating to Debt contained in any Credit Facilities or Purchase Money Debt, provided that the provisions of the agreement permit the payment of interest and mandatory payment or prepayment of principal under the terms of the indenture and the 7.25% notes and other Debt that is solely an obligation of Qwest, but provided further that the agreement may nevertheless contain customary net worth, leverage, invested capital and other financial covenants, customary covenants regarding the merger of or sale of all or any substantial part of the assets of Qwest or any Restricted Subsidiary, customary restrictions on transactions with Affiliates, and customary subordination provisions governing Debt owed to Qwest or any Restricted Subsidiary;

   o under an agreement relating to any Acquired Debt, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired; o under an agreement effecting a renewal, refunding, permitted refinancing or extension of Debt Incurred under an agreement referred to above in the three preceding clauses, provided, however, that the provisions contained in the renewal, refunding or extension agreement relating to the encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement;

   o in the case of a transfer of any of its property or assets to Qwest or any other Restricted Subsidiary, restrictions contained in any security agreement, including a Capital Lease Obligation, securing Debt of Qwest or a Restricted

     Subsidiary otherwise permitted under the indenture, but only to the extent the restrictions restrict the transfer of the property subject to the security agreement;

   o in the case of a transfer of any of its property or assets to Qwest or any other Restricted Subsidiary, customary nonassignment provisions entered into in the ordinary course of business in leases and other agreements and customary restrictions contained in asset sale agreements limiting the transfer of the property or assets pending the closing of the sale;

   o any restriction with respect to a Restricted Subsidiary imposed under an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of the Restricted Subsidiary, provided that the closing of the transaction would not result in a default or an event of default, that the restriction terminates if the transaction is not consummated and that the closing or abandonment of the transaction occurs within one year of the date the agreement was entered into;

   o under applicable law; and

   o under the indenture, the 7.25% notes, Qwest's other senior note indentures and the notes outstanding under the other senior note indentures.

Limitation on Liens. Qwest may not, and may not permit any Restricted Subsidiary to, Incur or suffer to exist any Lien on or with respect to any property or assets now owned or acquired after March 31, 1997 to secure any Debt without making, or causing the Restricted Subsidiary to make, effective provision for securing the 7.25% notes (x) equally and ratably with the Debt as to the property for so long as the Debt will be so secured or (y) in the event the Debt is Debt of Qwest which is subordinate in right of payment to the 7.25% notes, prior to the Debt as to the property for so long as the Debt will be so secured.

The foregoing restrictions shall not apply to:

   o Liens existing on March 31, 1997 and securing Debt outstanding on March 31, 1997;

   o Liens in favor of Qwest or any Restricted Subsidiary;

   o Liens to secure the 7.25% notes;

   o Liens to secure Restricted Subsidiary Guarantees;

   o Liens to secure Debt under Credit Facilities permitted to be Incurred as described under "--Limitation on Consolidated Debt";

   o Liens on real or personal property of Qwest or a Restricted Subsidiary constructed, installed, acquired or constituting improvements made after the date of original issuance of the 7.25% notes to secure Purchase Money Debt permitted to be Incurred under clause (iii) of paragraph (b) of "--Limitation on Consolidated Debt"; provided, however, that:

        o the principal amount of any Debt secured by a Lien does not exceed 100% of the purchase price or cost of construction, installation or improvement of the property subject to the Lien,

        o the Lien attaches to the property prior to, at the time of or within 270 days after the acquisition, the completion of construction, installation or improvement or the commencement of operation of the property and

        o the Lien does not extend to or cover any property other than the specific item of property (or portion of the property) acquired, constructed, installed or constituting the improvements financed by the proceeds of the Purchase Money Debt;

   o Liens to secure Acquired Debt, provided, however, that:

        o the Lien attaches to the acquired asset prior to the time of the acquisition of the asset; and

        o the Lien does not extend to or cover any other asset;

        o Liens to secure Debt Incurred to extend, renew, refinance or refund, or successive extensions, renewals, refinancings or refundings, in whole or in part, Debt secured by any Lien permitted by the foregoing clauses, so long as the Lien does not extend to any other property and the principal amount of Debt so secured is not increased except as otherwise permitted for refinancing as described under "--Limitation on Consolidated Debt" above or "--Limitation on Debt and Preferred Stock of Restricted Subsidiaries" above;

   o Liens to secure debt consisting of Permitted Interest Rate and Currency Protection Agreements permitted to be Incurred as described under "--Limitation on Consolidated Debt";

   o Liens to secure Debt secured by Receivables permitted to be Incurred as described under "--Limitation on Consolidated Debt";

   o Liens to secure Debt of Restricted Subsidiaries permitted to be Incurred as described under "--Limitation on Consolidated Debt";

   o Liens not otherwise permitted in an amount not to exceed 5% of Qwest's Consolidated Tangible Assets; and

   o Permitted Liens.

Limitation on Issuances of Certain Guarantees by, and Debt Securities of, Restricted Subsidiaries. Qwest may not:

   o permit any Restricted Subsidiary to, directly or indirectly, guarantee any Debt Securities of Qwest or

   o permit any Restricted Subsidiary to issue any Debt Securities unless, in either case, the Restricted Subsidiary simultaneously signs and delivers Restricted Subsidiary Guarantees providing for a Guarantee of payment of the 7.25% notes.

Limitation on Sale and Leaseback Transactions. Qwest may not, and may not permit any Restricted Subsidiary to, directly or indirectly, enter into, assume, Guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction, other than a Sale and Leaseback Transaction between Qwest or a Restricted Subsidiary on the one hand and a Restricted Subsidiary or Qwest on the other hand, unless:

   o Qwest or the Restricted Subsidiary would be entitled to Incur a Lien to secure Debt by reason of the provisions described under "--Limitation on Liens" above, equal in amount to the Attributable Value of the Sale and Leaseback Transaction without equally and ratably securing the 7.25% notes and

   o the Sale and Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the indenture described under "--Limitation on Asset Dispositions" below, including the provisions concerning the application of Net

     Available Proceeds, are satisfied with respect to the Sale and Leaseback Transaction, treating all of the consideration received in the Sale and Leaseback Transaction as Net Available Proceeds for purposes of the covenant.

Limitation on Asset Dispositions. Qwest may not, and may not permit any Restricted Subsidiary to, make any Asset Disposition unless:

   o Qwest or the Restricted Subsidiary, as the case may be, receives consideration for the disposition at least equal to the Fair Market Value for the assets sold or disposed of as determined by the board of directors of Qwest in good faith and evidenced by a resolution of the board of directors of Qwest filed with the trustee; and

   o at least 75% of the consideration for the disposition consists of cash or Cash Equivalents or the assumption of Debt of Qwest, other than Debt that is subordinated to the 7.25% notes, or of the Restricted Subsidiary and release from all liability on the Debt assumed.

If the aggregate amount of Net Available Proceeds within any 12-month period exceeds $5 million, then all Net Available Proceeds shall be applied within 360 days of the last Asset Disposition:

   o first, to the permanent repayment or reduction of Debt then outstanding under any Credit Facility, to the extent the agreements would require the application or prohibit payments under the next clause;

   o second, to the extent of remaining Net Available Proceeds, to make an offer to purchase outstanding 7.25% notes at a price in cash equal to 100% of the principal amount plus accrued and unpaid interest to the purchase date and, to the extent required by its terms, any other Debt of Qwest that is equal in ranking with the 7.25% notes at a price no greater than 100% of the principal amount plus accrued and unpaid interest to the purchase date, or 100% of the accreted value plus accrued and unpaid interest and premium, if any, to the purchase date in the case of original issue discount Debt;

   o third, to the extent of any remaining Net Available Proceeds following the completion of the offer to purchase, to the repayment of other Debt of Qwest or Debt of a Restricted Subsidiary, to the extent permitted under the terms of the Debt; and

   o fourth, to the extent of any remaining Net Available Proceeds, to any other use as determined by Qwest which is not otherwise prohibited by the indenture.

Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries. Qwest may not, and may not permit any Restricted Subsidiary to, issue, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Restricted Subsidiary to any Person other than Qwest or a Restricted Subsidiary except:

   o a sale of all of the Capital Stock of the Restricted Subsidiary owned by Qwest and any Restricted Subsidiary that complies with the provisions described under "--Limitation on Asset Dispositions" above to the extent those provisions apply,

   o in a transaction that results in the Restricted Subsidiary becoming a Permitted Joint Venture, provided (x) the transaction complies with the provisions described under "--Limitation on Asset Dispositions" above to the extent the provisions apply and (y) Qwest's remaining Investment in the Permitted Joint Venture would have been permitted as a new Investment under the provisions of "--Limitation on Restricted Payments" above,

   o the transfer, conveyance, sale or other disposition of shares required by applicable law or regulation,

   o if required, the issuance, transfer, conveyance, sale or other disposition of directors' qualifying shares, or

   o Disqualified Stock issued in exchange for, or upon conversion of, or the proceeds of the issuance of which are used to redeem, refinance, replace or refund shares of Disqualified Stock of the Restricted Subsidiary, provided that the amounts of the redemption obligations of the Disqualified Stock shall not exceed the amounts of the redemption obligations of, and the Disqualified Stock shall have redemption obligations no earlier than those required by, the Disqualified Stock being exchanged, converted, redeemed, refinanced, replaced or refunded.

Transactions with Affiliates and Related Persons. Qwest may not, and may not permit any Restricted Subsidiary to, enter into any transaction or series of related transactions with an Affiliate or Related Person of Qwest, other than Qwest or a Restricted Subsidiary, including any Investment, unless the transaction is on terms no less favorable to Qwest or the Restricted Subsidiary than those that could be obtained in a comparable arm's- length transaction with an entity that is not an Affiliate or Related Person and is in the best interests of Qwest or the Restricted Subsidiary, provided that Qwest or any Restricted Subsidiary may enter into:

   o transactions under Qwest's existing tax sharing agreement entered into with Anschutz Company described under the caption "Certain Relationships and Related Transactions" in Qwest's annual report on Form 10-K for the year ended December 31, 1997, provided that any amendment of, supplement to or substitute for the agreement is on terms that are no less favorable to Qwest or the Restricted Subsidiary than the existing agreement,

   o transactions under employee compensation arrangements approved by the board of directors of Qwest, either directly or indirectly, and

   o Receivables Sales between Qwest or a Restricted Subsidiary and an Affiliate of Qwest or the Restricted Subsidiary, provided that the amount and form of the consideration received in the Receivables Sales satisfy the provisions of "--Limitation on Asset Dispositions."

For any transaction that involves in excess of $10 million but less than or equal to $15 million, Qwest shall deliver to the trustee an officers' certificate stating that the transaction satisfies the above criteria.

For any transaction that involves in excess of $15 million, a majority of the disinterested members of the board of directors of Qwest shall determine that the transaction satisfies the above criteria and shall evidence a determination by a board resolution filed with the trustee. If there are n disinterested members of the board of directors with respect to the transaction, Qwest may instead file with the trustee a written opinion stating that the transaction satisfies the above criteria from an investment banking firm of national standing in the United States which, in the good faith judgment of the board of directors of Qwest, is independent with respect to Qwest and its Affiliates and qualified to perform the task.

Change of Control. Within 30 days of the occurrence of a change of control, Qwest will be required to make an offer to purchase all outstanding 7.25% notes at a price in cash equal to 101% of the principal amount of the 7.25% notes plus any accrued and unpaid interest to the purchase date. A "change of control" means that a Rating Decline has occurred and either:

   o the sale, conveyance, transfer or lease of all or substantially all of the assets of Qwest to any Person or any Persons acting together that would constitute a "group" for purposes of Section 13(d) of the Exchange Act, together with any Affiliates or Related Persons, other than any Permitted Holder or any Restricted Subsidiary, has occurred;

   o any Person or group, together with any Affiliates or Related Persons, other than any Permitted Holder or any Restricted Subsidiary, beneficially owns, within the meaning of Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have beneficial ownership of all shares that the Person has the right to acquire, whether the right is exercisable immediately or only after the passage of time) at least 50% of the aggregate voting power of all classes of Voting Stock of Qwest at a time when Permitted Holders own less than or equal to 25% of the aggregate voting power of all classes of Voting Stock of Qwest; or

   o during any period of two consecutive years, Continuing Directors no longer are a majority of Qwest's board of directors then in office.

The right of the holders to require Qwest to repurchase 7.25% notes upon a change of control may deter a third party from acquiring Qwest in a transaction that results in a change of control. If an offer to purchase is made, there can be no assurance that Qwest will have sufficient funds to pay the Purchase Price for all 7.25% notes tendered by holders seeking to accept the offer to purchase. In addition, instruments governing other Debt of Qwest may prohibit Qwest from purchasing any 7.25% notes prior to their Stated Maturity, including in an offer to purchase. See "Description of Certain Indebtedness." If an offer to purchase occurs at a time when Qwest does not have sufficient available funds to pay the Purchase Price for all 7.25% notes tendered in the offer to purchase or a time when Qwest is prohibited from purchasing the 7.25% notes and Qwest is unable either to obtain the consent of the holders of the relevant Debt or to repay the Debt, an event of default would occur under the indenture. In addition, one of the events that constitutes a change of control under the indenture is a sale, conveyance, transfer or lease of all or substantially all of the property of Qwest.

The indenture will be governed by New York law, and there is no established definition under New York law of "substantially all" of the assets of a corporation. Accordingly, if Qwest were to engage in a transaction in which it disposed of less than all of its assets, a question of interpretation could arise as to whether the disposition was of "substantially all" of its assets and whether Qwest was required to make an offer to purchase. Except as described in this prospectus with respect to a change of control, the indenture does not contain any other provisions that permit holders of 7.25% notes to require that Qwest repurchase or redeem 7.25% notes upon a takeover, recapitalization or similar restructuring.

Reports. Qwest will file with the trustee on the date on which it files them with the SEC copies of the annual and quarterly reports and the information, documents, and other reports that Qwest is required to file with the SEC under
Section 13(a) or 15(d) of the Exchange Act.

If Qwest shall cease to be required to file SEC reports under the Exchange Act, Qwest will nevertheless continue to file reports with the SEC, unless the SEC will not accept filing, and the trustee. Qwest will furnish copies of the SEC reports to the holders of 7.25% notes at the time Qwest is required to file them with the trustee and will make the information available to investors who request it in writing.

Limitation on Designations of Unrestricted Subsidiaries. The indenture will provide that Qwest will not designate any Subsidiary of Qwest, other than a newly created Subsidiary in which no Investment has previously been made, as an "Unrestricted Subsidiary" under the indenture (a "Designation") unless:

   o no default or event of default shall have occurred and be continuing at the time of or after giving effect to the Designation;

   o immediately after giving effect to the Designation, Qwest would be able to Incur $1.00 of Debt under paragraph (a) of "--Limitation on Consolidated Debt"; and

   o Qwest would not be prohibited under the indenture from making an Investment at the time of Designation, assuming the effectiveness of the Designation, in an amount (the "Designation Amount") equal to the Fair Market Value of the net Investment of Qwest or any other Restricted Subsidiary in the Restricted Subsidiary on that date.

If the Designation is made, Qwest shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "--Limitation on Restricted Payments" for all purposes of the indenture in the Designation Amount.

The indenture further provides that neither Qwest nor any Restricted Subsidiary shall at any time

   o provide credit support for, or a guarantee of, any Debt of any Unrestricted Subsidiary, including any undertaking, agreement or instrument evidencing the Debt; provided that Qwest or a Restricted Subsidiary may pledge Capital Stock or Debt of any Unrestricted Subsidiary on a nonrecourse basis where the pledgee has no claim whatsoever against Qwest other than to obtain the pledged property,

   o be directly or indirectly liable for any Debt of any Unrestricted
     Subsidiary,

except in either case to the extent permitted under "--Limitation on Restricted Payments" and "--Transactions with Affiliates and Related Persons," or

   o be directly or indirectly liable for any Debt which provides that the holder may, upon notice, lapse of time or both, declare a default or cause the payment to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Debt of any Unrestricted Subsidiary, including any right to take enforcement action against the Unrestricted Subsidiary.

The indenture further provides that a Designation may be revoked (a "Revocation") by a resolution of the board of directors of Qwest delivered to the trustee, provided that Qwest will not make any Revocation unless:

   o no default or event of default shall have occurred and be continuing at the time of and after giving effect to the Revocation; and

   o all Liens and Debt of the Unrestricted Subsidiary outstanding immediately following the Revocation would, if Incurred at the time, have been permitted to be Incurred at the time for all purposes of the indenture. All Designations and Revocations must be evidenced by resolutions of the board of directors of Qwest delivered to the trustee certifying compliance with the foregoing provisions.

Mergers, Consolidations and Certain Sales of Assets

Qwest may not, in a single transaction or a series of related transactions,

   o consolidate with or merge into any other Person or Persons or permit any other Person to consolidate with or merge into Qwest, other than a merger of Qwest Corporation into Qwest in which Qwest shall be the surviving Person, or

   o directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets to any other Person or Persons unless:

        o in a transaction in which Qwest is not the surviving Person or in which Qwest sells, leases or otherwise disposes of all or substantially all of its assets to any other Person, the resulting surviving or transferee Person (the "successor entity") is organized under the laws of the United States of America or any State or the District of Columbia and shall expressly assume, by a supplemental indenture signed and delivered to the trustee in form satisfactory to the trustee, all of Qwest's respective obligations under the indenture;

        o immediately before and after giving effect to the transaction and treating any Debt which becomes an obligation of Qwest or a Restricted Subsidiary as a result of the transaction as having been Incurred by Qwest or the Restricted Subsidiary at the time of the transaction, no default or event of default shall have occurred and be continuing;

        o immediately after giving effect to the transaction, the Consolidated Net Worth of Qwest or other successor entity to Qwest is equal to or greater than that of Qwest immediately prior to the transaction;

        o immediately after giving effect to the transaction and treating any Debt which becomes an obligation of Qwest or a Restricted Subsidiary as a result of the transaction as having been Incurred by Qwest or the Restricted Subsidiary at the time of the transaction, Qwest, including any successor entity to Qwest, could Incur at least $1.00 of additional Debt under the provisions of the indenture described under "--Limitation on Consolidated Debt" above;

        o if, as a result of any the transaction, property or assets of Qwest would become subject to a Lien prohibited by the provisions of the indenture described under "--Limitation on Liens" above, Qwest or the successor entity to Qwest shall have secured the 7.25% notes as required by said covenant; and

        o certain other conditions are met.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all the terms, as well as any other terms used in this prospectus for which no definition is provided.

"Acquired Debt" means, with respect to any specified Person:

   o Debt of any other Person existing at the time the Person merges with or into or consolidates with or becomes a Subsidiary of the specified Person and

   o Debt secured by a Lien encumbering any asset acquired by the specified Person, which Debt was not incurred in anticipation of, and was outstanding prior to, the merger, consolidation or acquisition.

"Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of the Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Asset Disposition" means any transfer, conveyance, sale, lease or other disposition by Qwest or any Restricted Subsidiary in one or more related transactions occurring within any 12-month period, including a consolidation or merger or other sale of the Restricted Subsidiary with, into or to another Person in a transaction in which the Restricted Subsidiary ceases to be a Restricted Subsidiary of Qwest, but excluding a disposition by a Restricted Subsidiary to Qwest or a Restricted Subsidiary or by Qwest to a Restricted Subsidiary, of

   o shares of Capital Stock or other ownership interests of a Restricted Subsidiary, other than as permitted by the provisions of the indenture described in clauses (iii), (iv) and (v) under the caption "--Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries",

   o substantially all of the assets of Qwest or any Restricted Subsidiary representing a division or line of business or

   o other assets or rights of Qwest or any Restricted Subsidiary outside of the ordinary course of business, excluding any transfer, conveyance, sale, lease or other disposition of equipment that is obsolete or no longer used by or useful to Qwest, provided that Qwest has delivered to the trustee an officers' certificate stating that the criteria are satisfied; provided in each case that the aggregate consideration for the transfer, conveyance, sale, lease or other disposition is equal to $500,000 or more in any 12-month period and provided further that the following shall not be Asset
     Dispositions:

        o Permitted Telecommunications Capital Asset Dispositions,

        o exchanges of Telecommunications Assets for other Telecommunications Assets where the Fair Market Value of the Telecommunications Assets received is at least equal to the Fair Market Value of the Telecommunications Assets disposed of or, if less, the difference is received in cash and the cash is Net Available Proceeds and

        o Liens permitted to be Incurred pursuant to the second paragraph under "--Limitation on Liens."

"Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount is to be determined, the total net amount of rent required to be paid by the Person under the lease during the initial term as determined in accordance with generally accepted accounting principles, discounted from the last date of the initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under the lease for the period shall be the aggregate amount of rent payable by the lessee with respect to the period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of penalty, the net amount shall also include the lesser of the amount of the penalty, in which case no rent shall be considered as required to be paid under the lease subsequent to the first date upon which it may be so terminated, or the rent which would otherwise be required to be paid if the lease is not so terminated.

"Attributable Value" means, as to a Capital Lease Obligation, the principal amount of the Capital Lease Obligation.

"Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of or other Debt arrangements conveying the right to use real or personal property of the Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of the Person in accordance with generally accepted accounting principles (a "Capital Lease"). The stated maturity of the obligation shall be the date of the last payment of rent or any other amount due under the lease prior to the first date upon which the lease may be terminated by the lessee without payment of a penalty. The principal amount of the obligation shall be the capitalized amount of the obligation that would appear on the face of a balance sheet of the Person in accordance with generally accepted accounting principles.

"Capital Stock" of any Person means any and all shares, interests, participations or other equivalents, however designated, of corporate stock or other equity participations, including partnership interests, whether general or limited, of the Person.

"Cash Equivalents" means:

   o any Debt with a maturity of 365 days or less issued or directly and fully guaranteed as insured by the United States or any agency or instrumentality of the United States, provided that the full faith and credit of the United States is pledged in support of the Debt or the Debt constitutes a general obligation of the country;

   o deposits, certificates of deposit or acceptances with a maturity of 365 days or less of any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits, or any similar capital concept, of not less than $500 million and whose senior unsecured debt is rated at least "A- 1" by Standard & Poor's Corporation Ratings Service, a division of McGraw Hill, Inc. or "P-1" by Moody's Investors Service, Inc.;

   o commercial paper with a maturity of 365 days or less issued by a corporation other than an Affiliate of Qwest organized under the laws of the United States or any State and rated at least "A-1" by Standard & Poor's Corporation Ratings Service, a division of McGraw Hill, Inc. or "P-1" by Moody's Investors Service, Inc.; and

   o repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency or instrumentality of the United States and backed by the full faith and credit of the United States maturing within 365 days from the date of acquisition.

"Common Stock" of any Person means Capital Stock of the Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Person, to shares of Capital Stock of any other class of the Person.

"Consolidated Capital Ratio" of any Person as of any date means the ratio of

   o the aggregate consolidated principal amount of Debt of the Person then outstanding to

   o the greater of either

        o the aggregate consolidated paid-in capital of the Person as of that date or

        o the stockholders' equity as of that date as shown on the consolidated balance sheet of the Person in accordance with generally accepted accounting principles.

"Consolidated Cash Flow Available for Fixed Charges" for any period means the Consolidated Net Income of Qwest and its Restricted Subsidiaries for the period increased by the sum of

   o Consolidated Interest Expense of Qwest and its Restricted Subsidiaries for the period, plus

   o Consolidated Income Tax Expense of Qwest and its Subsidiaries for the period, plus

   o the consolidated depreciation and amortization expense or other non-cash write-offs of assets included in the income statement of Qwest and its Restricted Subsidiaries for the period, plus

   o any charge related to any premium or penalty paid in connection with redeeming or retiring any Debt prior to its stated maturity; provided, however, that there shall be excluded the Consolidated Cash Flow Available for Fixed Charges, if positive, of any Restricted Subsidiary, calculated separately for the Restricted Subsidiary in the same manner as provided above for Qwest, that is subject to a restriction which prevents the payment of dividends or the making of distributions to Qwest or another Restricted Subsidiary to the extent of the restriction.

"Consolidated Income Tax Expense" for any period means the aggregate amounts of the provisions for income taxes of Qwest and its Subsidiaries for the period calculated on a consolidated basis in accordance with generally accepted accounting principles.

"Consolidated Interest Expense" means for any period the interest expense included in a consolidated income statement, excluding interest income, of Qwest and its Restricted Subsidiaries for the period in accordance with generally accepted accounting principles, including without limitation or duplication, or, to the extent not so included, with the addition of,

   o the amortization of Debt discounts;

   o any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities;

   o fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements;

   o Preferred Stock dividends of Qwest and its Subsidiaries, other than dividends paid in shares of Preferred Stock that is not Disqualified Stock, declared and paid or payable;

   o accrued Disqualified Stock dividends of Qwest and its Restricted Subsidiaries, whether or not declared or paid;

   o interest on Debt guaranteed by Qwest and its Restricted Subsidiaries; and

   o the portion of any Capital Lease Obligation paid during the period that is allocable to interest expense.

"Consolidated Net Income" for any period means the net income (or loss) of Qwest and its Restricted Subsidiaries for the period determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded

   o the net income (or loss) of any Person acquired by Qwest or a Restricted Subsidiary in a pooling-of-interests transaction for any period prior to the date of the transaction,

   o the net income (or loss) of any Person that is not a Restricted Subsidiary except to the extent of the amount of dividends or other distributions actually paid to Qwest or a Restricted Subsidiary by the Person during the period,

   o gains or losses on Asset Dispositions by Qwest or its Restricted Subsidiaries,

   o all extraordinary gains and extraordinary losses, determined in accordance with generally accepted accounting principles,

   o the cumulative effect of changes in accounting principles,

   o non-cash gains or losses resulting from fluctuations in currency exchange rates,

   o any non-cash expense related to the issuance to employees or directors of Qwest or any Restricted Subsidiary or any Affiliate of Qwest of options to purchase Capital Stock of Qwest or the Restricted Subsidiary or

   o other compensatory rights, including under Qwest's Growth Share Plan, provided, in either case, that the options or rights, by their terms, can be redeemed only for Capital Stock,

   o with respect to a Restricted Subsidiary that is not a Wholly Owned Subsidiary, any aggregate net income (or loss) in excess of Qwest's or any Restricted Subsidiary's pro rata share of the net income (or loss) of the Restricted Subsidiary that is not a Wholly Owned Subsidiary shall be excluded and

   o the tax effect of any of these items;

provided further that for purposes of any determination under the provisions described under "--Limitation on Restricted Payments," there shall further be excluded the net income, but not net loss, of any Restricted Subsidiary that is subject to a restriction which prevents the payment of dividends or the making of distributions to Qwest or another Restricted Subsidiary to the extent of the restriction.

"Consolidated Net Worth" of any Person means the stockholders' equity of the Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Disqualified Stock of the Person; provided that, with respect to Qwest, adjustments following March 31, 1997 to the accounting books and records of Qwest in accordance with Accounting Principles Board Opinions Nos. 16 and 17 or successor opinions or otherwise resulting from the acquisition of control of Qwest by another Person shall not be given effect to.

"Consolidated Tangible Assets" of any Person means the total amount of assets less applicable reserves and other properly deductible items which under generally accepted accounting principles would be included on a consolidated balance sheet of the Person and its Subsidiaries after deducting all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally accepted accounting principles would be included on the consolidated balance sheet.

"Continuing Director" means, as of any date of determination, any member of the board of directors of Qwest who (i) was a member of the board of directors of Qwest on March 31, 1997, or (ii) was nominated for election or elected to the board of directors of Qwest with the affirmative vote of a majority of the Continuing Directors who were members of the board of directors of Qwest at the time of the nomination or election or the affirmative vote of Permitted Holders.

"Credit Facilities" means one or more credit agreements, loan agreements or similar facilities, secured or unsecured, entered into from time to time by Qwest and its Restricted Subsidiaries, and including any related notes, Guarantees, collateral documents, instruments and agreements signed in connection with those agreements, as the same may be amended, supplemented, modified, restated or replaced from time to time.

"Debt" means, without duplication, with respect to any Person, whether recourse is to all or a portion of the assets of the Person and whether or not contingent,

   o every obligation of the Person for money borrowed,

   o every obligation of the Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

   o every reimbursement obligation of the Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Person,

   o every obligation of the Person issued or assumed as the deferred purchase price of property or services, including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business,

   o every Capital Lease Obligation of the Person,

   o all Receivables Sales of the Person, together with any obligation of the Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection with the Receivables Sales,

   o all obligations to redeem Disqualified Stock issued by the Person,

   o every obligation under Interest Rate and Currency Protection Agreements of the Person and

   o every obligation of these types of another Person and all dividends of another Person the payment of which, in either case, the Person has Guaranteed.

The "amount" or "principal amount" of Debt at any time of determination as used in this prospectus represented by

   o any Debt issued at a price that is less than the principal amount at maturity of the Debt, shall be the amount of the liability determined in accordance with generally accepted accounting principles,

   o any Receivables Sale shall be the amount of the unrecovered capital or principal investment of the purchaser, other than Qwest or a Wholly Owned Subsidiary of Qwest, excluding amounts representative of yield or interest earned on the investment or

   o any Disqualified Stock shall be the maximum fixed redemption or repurchase price.

"Debt Securities" means any debt securities, including any guarantee of the securities, issued by Qwest or any Restricted Subsidiary of Qwest in connection with a public offering or a private placement, excluding Debt permitted to be Incurred as described under "--Limitation on Consolidated Debt."

"Default" means any event, act or condition the occurrence of which is, or after notice or the passage of time or both would be, an event of default.

"Disqualified Stock" of any Person means any Capital Stock of the Person which, by its terms or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, under a sinking fund obligation or otherwise, or is redeemable at the option of the Person, any Subsidiary of the Person or the holder, in whole or in part, on or prior to the final Stated Maturity of the 7.25% notes; provided, however, that any Preferred Stock which would not constitute Disqualified Stock but for provisions giving holders the right to require Qwest to repurchase or redeem the Preferred Stock upon the occurrence of a change of control occurring prior to the final Stated Maturity of the

7.25% notes shall not constitute Disqualified Stock if the change of control provisions applicable to the Preferred Stock are no more favorable to the holders of the Preferred Stock than the provisions applicable to the 7.25% notes contained in the covenant described under "--Change of Control" and the Preferred Stock specifically provides that Qwestwill not repurchase or redeem the stock under those provisions prior to Qwest's repurchase of the 7.25% notes as are required to be repurchased under the covenant described under "--Change of Control."

"Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A" (or higher) according to Standard & Poor's Ratings Service, a division of McGraw Hill, Inc. or any successor to its rating agency business or Moody's Investors Service, Inc. or any successor to its rating agency business at the time as of which any investment or rollover is made.

"Eligible Receivables" means, at any time, Receivables of Qwest and its Restricted Subsidiaries, as evidenced on the most recent quarterly consolidated balance sheet of Qwest as at a date at least 45 days prior to that time, less Receivables of Qwest or any Restricted Subsidiary employed to secure Debt permitted to be Incurred under "--Limitation on Consolidated Debt." "Event of default" has the meaning set forth under "Events of Default" below. "Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations under that act.

"Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the indenture, Fair Market Value shall be determined by the board of directors of Qwest acting in good faith and shall be evidenced by a resolution of the board of directors of Qwest delivered to the trustee.

"Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged and which have a remaining weighted average life to maturity of not less than one year from the date of investment.

"Guarantee" by any Person means any obligation, contingent or otherwise, of the Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of the Person,

   o to purchase or pay or advance or supply funds for the purchase or payment of the Debt or to purchase or to advance or supply funds for the purchase of any security for the payment of the Debt,

   o to purchase property, securities or services for the purpose of assuring the holder of the Debt of the payment of the Debt, or

   o to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay the Debt; provided, however, that the Guarantee by any Person shall not include endorsements by the Person for collection or deposit, in either case, in the ordinary course of business.

"Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing.

"Guarantor" means a Restricted Subsidiary of Qwest that has signed a Restricted Subsidiary Guarantee.

"Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur, by conversion, exchange or otherwise, assume, Guarantee or otherwise become liable in respect of the Debt or other obligation including by acquisition of Subsidiaries or the recording, as required under generally accepted accounting principles or otherwise, of any the Debt or other obligation on the balance sheet of the Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of the Person that exists at the time becoming Debt shall not be deemed an Incurrence of the Debt and that neither the accrual of interest nor the accretion of original issue discount shall be deemed an Incurrence of Debt.

"Interest Rate or Currency Protection Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement, including, without limitation, caps, floors, collars and similar agreements, relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

"Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution, by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any payment on a Guarantee of any obligation of the other Person.

"Investment Grade Rating" means a rating equal to or higher than Baa3 or the equivalent and BBB- or the equivalent by Moody's Investors Service, Inc. or any successor to its rating agency business and Standard & Poor's Ratings Service, a division of McGraw Hill, Inc. or any successor to its rating agency business, respectively.

"Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge, easement, other than any easement not materially impairing usefulness, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to the property or assets, including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing. For purposes of this definition the sale, lease, conveyance or other transfer by Qwest or any Subsidiary of, including the grant of indefeasible rights of use or equivalent arrangements with respect to, dark or lit communications fiber capacity or communications conduit shall not constitute a Lien.

"Net Available Proceeds" from any Asset Disposition by any Person means cash or cash equivalents received, including amounts received by way of sale or discounting of any note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Debt or other obligations relating to the properties or assets, by the Person, net of

   o any portion Invested within 360 days of the Asset Disposition in Telecommunications Assets,

   o all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of the Asset Disposition,

   o all payments made by the Person or its Subsidiaries on any Debt which is secured by the assets in accordance with the terms of any Lien upon or with respect to the assets or which must by the terms of the Lien, or in order to obtain a necessary consent to the Asset Disposition or by applicable law, be repaid out of the proceeds from the Asset Disposition,

   o all distributions and other payments made to minority interest holders in Subsidiaries of the Person or Permitted Joint Ventures as a result of the Asset Disposition and

   o appropriate amounts to be provided by the Person or any Subsidiary of the Person, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with the assets and retained by the Person or any Subsidiary of the Person, as the case may be, after the Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with the Asset Disposition, in each case as determined by the board of directors of the Person, in its reasonable good faith judgment evidenced by a resolution of the board of directors filed with the trustee; provided, however, that any reduction in the reserve within twelve months following the closing of the Asset Disposition will be for all purposes of the indenture and the 7.25% notes as a new Asset Disposition at the time of the reduction with Net Available Proceeds equal to the amount of the reduction.

"Offer to purchase" means a written offer sent by Qwest by first class mail, postage prepaid, to each holder of 7.25% notes at its address appearing in the 7.25% note Register on the date of the offer offering to purchase up to the principal amount of 7.25% notes specified in the offer at the purchase price specified in the offer, as determined under the indenture. Unless otherwise required by applicable law, the offer shall specify an expiration date of the offer to purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of the offer and a settlement date (the "Purchase Date") for purchase of 7.25% notes within five business days after the expiration date. Qwest shall notify the trustee at least 15 business days, or a shorter period that is acceptable to the trustee, prior to the mailing of the offer of Qwest's obligation to make an offer to purchase, and the offer shall be mailed by Qwest or, at Qwest's request, by the trustee in the name and at the expense of Qwest. The offer shall contain information concerning the business of Qwest and its Subsidiaries which Qwest in good faith believes will enable the holders to make an informed decision with respect to the offer to purchase, which at a minimum will include

   o the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the trustee under the indenture (which requirements may be satisfied by delivery of the documents together with the offer),

   o a description of material developments in Qwest's business subsequent to the date of the latest of the financial statements referred to in the preceding clause (including a description of the events requiring Qwest to make the offer to purchase),

   o if applicable, appropriate pro forma financial information concerning the offer to purchase and the events requiring Qwest to make the offer to purchase and

   o any other information required by applicable law to be included.

The offer shall contain all instructions and materials necessary to enable the holders to tender 7.25% notes in the offer to purchase. The offer shall also state:

   o the section of the indenture pursuant to which the offer to purchase is being made;

   o the expiration date and the Purchase Date;

   o the aggregate principal amount of the outstanding 7.25% notes offered to be purchased by Qwest in the offer to purchase, including, if less than 100%, the manner by which the amount has been determined under the section requiring the offer to purchase (the "Purchase Amount");

   o the purchase price to be paid by Qwest for each $1,000 aggregate principal amount of 7.25% notes accepted for payment as specified im the indenture (the "Purchase Price");

   o that the holder may tender all or any portion of the 7.25% notes registered in the name of the holder and that any portion of a 7.25% note tendered must be tendered in an integral multiple of $1,000 principal amount;

   o the place or places where 7.25% notes are to be surrendered for tender in the offer to purchase;

   o that any 7.25% notes not tendered or tendered but not purchased by Qwest will continue to accrue interest;

   o that on the Purchase Date the Purchase Price will become due and payable upon each 7.25% note being accepted for payment pursuant to the purchase and that any interest shall cease to accrue on and after the Purchase Date;

   o that each holder electing to tender a 7.25% note in the purchase will be required to surrender the 7.25% note at the place or places specified in the offer prior to the close of business on the expiration date with the 7.25% note being, if Qwest or the trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to Qwest and the trustee duly signed by, the holder or his attorney duly authorized in writing;

   o that holders will be entitled to withdraw all or any portion of 7.25% notes tendered if Qwest or their Paying Agent receives, not later than the close of business on the expiration date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the 7.25% note the holder tendered, the certificate number of the 7.25% note the holder tendered and a statement that the holder is withdrawing all or a portion of his tender;

     o that if

        o 7.25% notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn in the purchase, Qwest shall purchase all the 7.25% notes and

        o if 7.25% notes in an aggregate principal amount at maturity in excess of the Purchase Amount are tendered and not withdrawn in the offer to purchase, Qwest shall purchase 7.25% notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis with adjustments that Qwest may deem appropriate so that only 7.25% notes in denominations of $1,000 or integral multiples shall be purchased; and

        o that in the case of any holder whose 7.25% note is purchased only in part, Qwest shall sign, and the trustee shall authenticate and deliver to the holder of the 7.25% note without service charge, a new 7.25% note or 7.25% notes, of any authorized denomination as requested by the holder, in an aggregate principal amount at maturity equal to and in exchange for the unpurchased portion of the

          7.25% note so tendered. Any offer to purchase shall be governed by and effected in accordance with the offer for the offer to purchase.

"Officers' certificate" means a certificate signed by the Chairman of the board of directors of Qwest, a Vice Chairman of the board of directors of Qwest, the President or a Vice President, and by the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of Qwest and delivered to the trustee, which shall comply with the indenture.

"Opinion of counsel" means an opinion of counsel acceptable to the trustee, who may be counsel to Qwest, including an employee of Qwest. "Permitted Holders" means any Person who was the beneficial owner, within the meaning of Rule 13d-3 under the Exchange Act, of stock of Qwest on March 31, 1997 and any Affiliates of the Person

   o who were Affiliates of the Person on March 31, 1997 or

   o who were formed, directly or indirectly, by the Person after March 31, 1997, provided, however, that Persons who were beneficial owners, within the meaning of Rule 13d-3 under the Exchange Act, of the Person on March 31, 1997 continued to be beneficial owners, within the meaning of Rule 13d-3 under the Exchange Act, at the time of formation of the Affiliate.

"Permitted Interest Rate or Currency Protection Agreement" of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect the Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged and not for purposes of speculation.

"Permitted  Investments" means

   o Cash Equivalents;

   o Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

   o loans, advances or extensions of credit to employees and directors made in the ordinary course of business and consistent with past practice;

   o obligations under Interest Rate or Currency Protection Agreements;

   o bonds, notes, debentures and other securities received as a result of Asset Dispositions in compliance with "--Limitation on Asset Dispositions";

   o Investments made in the ordinary course of business as partial payment for constructing a network relating to a Telecommunications Business;

   o commercially reasonable extensions of trade credit;

   o Investments in any Person as a result of which the Person becomes a Restricted Subsidiary;

   o Investments in Permitted Joint Ventures in an aggregate amount not to exceed $25 million;

   o Investments in Affiliates or Related Persons in an aggregate amount not to exceed $11 million, provided that the making of the Investments is permitted under "--Transactions with Affiliates and Related Persons"; and

   o Investments in an aggregate amount not to exceed $15 million consisting of the contribution by Qwest or any Restricted Subsidiary of assets located in Mexico to joint ventures in which Qwest or a Restricted Subsidiary has an interest.

"Permitted Joint Venture" means a corporation, partnership or other entity other than a Restricted Subsidiary engaged in one or more Telecommunications Businesses over which Qwest and/or one or more Strategic Investors have, directly or indirectly, the power to direct the policies, management and affairs.

"Permitted Liens" means

   o Liens for taxes, assessments, governmental charges, levies or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made;

   o other Liens incidental to the conduct of Qwest's and its Restricted Subsidiaries' businesses or the ownership of its property and assets not securing any Debt, and which do not in the aggregate materially detract from the value of Qwest's and its Restricted Subsidiaries' property or assets when taken as a whole, or materially impair the use of the property or assets in the operation of its business;

   o Liens with respect to assets of a Restricted Subsidiary granted by the Restricted Subsidiary to Qwest or a Restricted Subsidiary to secure Debt owing to Qwest or the Restricted Subsidiary;


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



   o Liens, pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of statutory obligations;

   o Liens, pledges or deposits made to secure the performance of tenders, bids, leases, public or statutory obligations, sureties, stays, appeals, indemnities, performance or other similar bonds and other obligations of like nature Incurred in the ordinary course of business, exclusive of obligations for the payment of borrowed money;

   o zoning restrictions, servitudes, easements, rights-of-way, restrictions and other similar charges or encumbrances Incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property or materially interfere with the ordinary conduct of the business of Qwest or its Restricted Subsidiaries;

   o Liens arising out of judgments or awards against or other court proceedings concerning Qwest or any Restricted Subsidiary with respect to which Qwest or the Restricted Subsidiary is prosecuting an appeal or proceeding for review and Qwest or the Restricted Subsidiary is maintaining adequate reserves in accordance with generally accepted accounting principles; and

   o any interest or title of a lessor in the property subject to any lease other than a Capital Lease.

"Permitted Telecommunications Capital Asset Disposition" means the transfer, conveyance, sale, lease or other disposition of a capital asset that is a Telecommunications Asset, including fiber, conduit and related equipment,

   o the proceeds of which are treated as revenues by Qwest in accordance with generally accepted accounting principles and

   o that, in the case of the sale of fiber, would not result in Qwest retaining less than 24 fibers per route mile on any segment of Qwest's network.

"Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision or any other entity.

"Preferred Dividends" for any Person means for any period the quotient determined by dividing the amount of dividends and distributions paid or accrued, whether or not declared, on Preferred Stock of the Person during the period calculated in accordance with generally accepted accounting principles, by 1 minus the maximum statutory income tax rate then applicable to Qwest, expressed as a decimal.


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



"Preferred Stock" of any Person means Capital Stock of the Person of any class or classes, however designated, that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Person, to shares of Capital Stock of any other class of the Person.

"Public Equity Offering" means an underwritten public offering of common stock made on a primary basis by Qwest under a registration statement filed with, and declared effective by, the SEC in accordance with the Securities Act.

"Purchase Money Debt" means Debt Incurred at any time within 270 days of, and for the purposes of financing all or any part of the cost of, the construction, installation, acquisition or improvement by Qwest or any Restricted Subsidiary of Qwest of any new Telecommunications Assets constructed, installed, acquired or improved after March 31, 1997, provided that the proceeds of the Debt are expended for those purposes within the 270-day period.

"Rating Agencies" means Moody's Investors Service, Inc. or any successor to its rating agency business and Standard & Poor's Ratings Service, a division of McGraw Hill, Inc. or any successor to its rating agency business.

"Rating Decline" means the 7.25% notes cease to be rated B` or the equivalent or better by Standard & Poor's Ratings Service, a division of McGraw Hill, Inc. or B2 or the equivalent or better by Moody's Investors Service, Inc.

"Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money, excluding allowances for doubtful accounts.

"Receivables Sale" of any Person means any sale of Receivables of such Person, in a purchase facility or otherwise, other than in connection with a disposition of the business operations of such Person relating to the Receivables or a disposition of defaulted Receivables for purposes of collection and not as a financing arrangement.

"Related Person" of any Person means any other Person directly or indirectly owning

   o 5% or more of the outstanding Common Stock of such Person, or, in the case of a Person that is not a corporation, 5% or more of the outstanding equity interest in such Person, or

   o 5% or more of the combined outstanding voting power of the Voting Stock of such Person.

"Restricted Subsidiary" means a Subsidiary of Qwest, or of a Restricted Subsidiary that is a Wholly Owned Subsidiary of Qwest, that has not been designated by the board of directors of Qwest by a board resolution delivered to the trustee as an Unrestricted Subsidiary in compliance with "--Limitations on Designations of Unrestricted Subsidiaries."


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



"Restricted Subsidiary Guarantee" means a supplemental indenture to the indenture in form satisfactory to the trustee, providing for an unconditional Guarantee of payment in full of the principal of, premium, if any, and interest on the 7.25% notes. The Restricted Subsidiary Guarantee shall not be subordinate in right of payment to any Debt of the Restricted Subsidiary providing the Restricted Subsidiary Guarantee.

"Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which the lender or investor is a party providing for the leasing by the Person of any property or asset of the Person which has been or is being sold or transferred by the Person more than 365 days after the acquisition or the completion of construction or commencement of operation to the lender or investor or to any Person to whom funds have been or are to be advanced by the lender or investor on the security of the property or asset. The stated maturity of the arrangement shall be the date of the last payment of rent or any other amount due under the arrangement prior to the first date on which the arrangement may be terminated by the lessee without payment of a penalty.

"Stated Maturity," when used with respect to a 7.25% note or any installment of interest, means the date specified in the 7.25% note as the fixed date on which the principal of the 7.25% note or the installment of interest is due and payable.

"Strategic Investor" means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses that has, or 80% or more of the Voting Stock of which is owned by a Person that has, an equity market capitalization, at the time of its initial Investment in Qwest or in a Permitted Joint Venture with Qwest, in excess of $2 billion.

"Subordinated Debt" means Debt of Qwest as to which the payment of principal of and premium, if any, and interest and other payment obligations in respect of the Debt shall be subordinate to the prior payment in full of the 7.25% notes to at least the following extent:

   o no payments of principal of or premium, if any, or interest on or otherwise due in respect of the Debt may be permitted for so long as any default in the payment of principal or premium, if any, or interest on the 7.25% notes exists;

   o if any other default exists with respect to the 7.25% notes, upon notice by 25% or more in principal amount of the 7.25% notes to the trustee, the trustee shall have the right to give notice to Qwest and the holders of the Debt or trustees or agents for the holders of a payment blockage, and after the notice no payments of principal of or premium, if an, or interest on or otherwise due in respect of the Debt may be made for a period of 179 days from the date of the notice; and

   o the Debt may not

        o provide for payments of principal of the Debt at the stated maturity or by way of a sinking fund or by way of any mandatory redemption, defeasance, retirement or repurchase of the Debt by Qwest, including any redemption,

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



          retirement or repurchase which is contingent upon events or circumstances but excluding any retirement required by virtue of acceleration of the Debt upon an event of default, in each case prior to the final Stated Maturity of the 7.25% notes or

        o permit redemption or other retirement, including in an offer to purchase made by Qwest, of the other Debt at the option of the holder prior to the final Stated Maturity of the 7.25% notes, other than a redemption or other retirement at the option of the holder of the Debt, including in an offer to purchase made by Qwest, which is conditioned upon a change of control of Qwest under provisions substantially similar to those described under "--Change of Control" and which shall provide that the Debt will not be repurchased under those provisions prior to Qwest's repurchase of the 7.25% notes required to be repurchased by Qwest under the provisions described under "--Change of Control".

"Subsidiary" of any Person means

        o a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by the Person or by one or more other Subsidiaries of the Person or by the Person and one or more Subsidiaries of the Person or

        o any other Person other than a corporation in which the Person, or one or more other Subsidiaries of the Person or the Person and one or more other Subsidiaries of the Person, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs of the Person.

"Telecommunications Assets" means all assets, rights, contractual or otherwise, and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.

"Telecommunications Business" means the business of

        o transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities,

        o constructing, creating, developing or marketing communications related network equipment, software and other devices for use in a telecommunications business or

        o evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in the preceding two clauses;

provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the board of directors of Qwest.

"Unrestricted Subsidiary" means any Subsidiary of Qwest designated as such in compliance with "--Limitation on Designations of Unrestricted Subsidiaries."

"Voting Stock" of any Person means Capital Stock of the Person which ordinarily has voting power for the election of directors or persons performing similar functions of such Person, whether at all times or only for so long as no senior class of securities has that voting power by reason of any contingency.

"Wholly Owned Subsidiary" of any Person means a Subsidiary of the Person all of the outstanding Voting Stock or other ownership interests, other than directors' qualifying shares, of which shall at the time be owned by the Person or by one or more Wholly Owned Subsidiaries of the Person or by the Person and one or more Wholly Owned Subsidiaries of the Person.

Events of Default

The following will be events of default under the indenture:

   o failure to pay principal of or premium, if any, on any 7.25% note when due;

   o failure to pay any interest on any 7.25% note when due, continued for 30 days;

   o default in the payment of principal and interest on 7.25% notes required to be purchased in an offer to purchase as described under "--Change of Control" when due and payable;

   o failure to perform or comply with the provisions described under "--Mergers, Consolidations and Certain Sales of Assets" and "--Limitation on Asset Dispositions";

   o failure to perform any other covenant or agreement of Qwest under the indenture or the 7.25% notes continued for 60 days after written notice to Qwest by the trustee or holders of at least 25% in aggregate principal amount of the outstanding 7.25% notes;

   o default under the terms of any instrument evidencing or securing Debt of Qwest or any Restricted Subsidiary having an outstanding principal amount of $10 million individually or in the aggregate which default results in the acceleration of the payment of the indebtedness or constitutes the failure to pay the indebtedness when due after expiration of any applicable grace period;

   o the rendering of a final judgment or judgments not subject to appeal against Qwest or any Restricted Subsidiary in an amount in excess of $10 million which remains undischarged or unstayed for a period of 45 days after the date on which the right to appeal has expired; and

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




   o certain events of bankruptcy, insolvency or reorganization affecting Qwest or any Restricted Subsidiary.

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will not be under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of 7.25% notes, unless the holders shall have offered to the trustee reasonable indemnity. Subject to the provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding 7.25% notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

If any event of default other than an event of bankruptcy, insolvency or reorganization shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount at maturity of the outstanding 7.25% notes may accelerate the maturity of all 7.25% notes; provided, however, that after the acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding 7.25% notes may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the indenture. If an event of bankruptcy, insolvency or reorganization occurs, the outstanding 7.25% notes will ipso facto become immediately due and payable without any declaration or other act on the part of the trustee or any holder. For information as to waiver of defaults, see "--Amendment, Supplement and Waiver."

No holder of any 7.25% note will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless the holder shall have previously given to the trustee written notice of a continuing event of default (as defined) and unless also the holders of at least 25% in aggregate principal amount of the outstanding 7.25% notes shall have made written request and offered reasonable indemnity to the trustee to institute the proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding 7.25% notes a direction inconsistent with the request and shall have failed to institute the proceeding within 60 days. However, those limitations do not apply to a suit instituted by a holder of a 7.25% note for enforcement of payment of the principal of and premium, if any, or interest on the 7.25% note on or after the respective due dates expressed in the 7.25% note. Qwest will be required to furnish to the trustee quarterly a statement as to the performance by Qwest of certain of its obligations under the indenture and as to any default in its performance.

Amendment, Supplement and Waiver

Qwest and the trustee may, at any time and from time to time, without notice to or consent of any holder of 7.25% notes, enter into one or more indentures supplemental to the indenture

   o evidence the succession of another Person to Qwest and the assumption by the successor of the covenants of Qwest in the indenture and the 7.25% notes;

   o to add to the covenants of Qwest, for the benefit of the holders, or to surrender any right or power conferred upon Qwest by the indenture;

   o to add any additional events of default;

   o to provide for uncertificated 7.25% notes in addition to or in place of certificated 7.25% notes;

   o to evidence and provide for the acceptance of appointment under the indenture of a successor trustee;

   o to secure the 7.25% notes; or

   o to cure any ambiguity in the indenture to correct or supplement any provision in the indenture which may be inconsistent with any other provision in the indenture or to add any other provisions with respect to matters or questions arising under the indenture;

provided the actions shall not adversely affect the interests of the holders in any material respect. With the consent of the holders of not less than a majority in principal amount of the outstanding 7.25% notes, Qwest and the trustee may enter into one or more indentures supplemental to the indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or modifying in any manner the rights of the holders, provided that no supplemental indenture shall, without the consent of the holder of each outstanding 7.25% note

   o change the Stated Maturity of the principal of, or any installment of interest on, any 7.25% note, or alter the redemption provisions of the 7.25% note, or reduce the principal amount of the 7.25% note or premium, if any, or interest that would be due and payable upon maturity of the 7.25% note, or change the place of payment where, or the coin or currency in which, any 7.25% note or any premium or interest is payable, or impair the right to institute suit for the enforcement of the payment on or after the maturity of the 7.25% note;

   o reduce the percentage in principal amount of the outstanding 7.25% notes, the consent of whose holders is necessary for the supplemental indenture or required for any waiver of compliance with certain provisions of the indenture or certain defaults under the indenture;

   o subordinate in right of payment, or otherwise subordinate, the 7.25% notes to any other Debt; or

   o modify any provision of this paragraph, except to increase any percentage set forth in this paragraph.

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




The holders of not less than a majority in principal amount of the outstanding 7.25% notes may, on behalf of the holders of all the 7.25% notes, waive any past default under the indenture and its consequences, except default (1) in the payment of the principal of or premium, if any, or interest on any 7.25% note, or (2) in respect of a covenant or provision which under the proviso to the prior paragraph cannot be modified or amended without the consent of the holder of each outstanding 7.25% note affected.

Satisfaction and Discharge of the indenture, Defeasance

Qwest may terminate its obligations under the indenture when

   o either

   o all outstanding 7.25% notes have been delivered to the trustee for cancellation or

   o all 7.25% notes not previously delivered to the trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name and at the expense of Qwest, and Qwest has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the 7.25% notes not previously delivered to the trustee for cancellation, for principal of or premium, if any, on and interest to the date of deposit or maturity or date of redemption on the 7.25% notes;

   o Qwest has paid or caused to be paid all other sums payable by Qwest under the indenture; and

   o Qwest has delivered an officers' certificate and an opinion of counsel relating to compliance with the conditions set forth in the indenture.

Qwest, at its election, shall

   o be deemed to have paid and discharged its debt on the 7.25% notes and the indenture shall cease to be of further effect as to all outstanding 7.25% notes, except as to

        o rights of registration of transfer, substitution and exchange of 7.25% notes and Qwest's right of optional redemption,

        o rights of holders to receive payments of principal of, premium, if any, and interest on the 7.25% notes, but not the Purchase

          Price referred to under "--Change of Control," and any rights of the holders with respect to the amounts,

        o the rights, obligations and immunities of the trustee under the indenture and

        o certain other specified provisions in the indenture, or

        o cease to be under any obligation to comply with certain restrictive covenants including those described under "--Certain Covenants," after the irrevocable deposit by Qwest with the trustee, in trust for the benefit of the holders, at any time prior to the maturity of the 7.25% notes, of money in an amount or Government Securities which through the payment of interest and principal will provide, not later than one day before the due date of payment in respect of the 7.25% notes, money in an amount, or a combination, sufficient to pay and discharge the principal of, and interest on, the 7.25% notes then outstanding on the dates on which the payments are due in accordance with the terms of the indenture and of the 7.25% notes.

Such defeasance or covenant defeasance shall be deemed to occur only if certain conditions are satisfied, including, among other things, delivery by Qwest to the trustee of an opinion of counsel acceptable to the trustee to the effect that

        o the deposit, defeasance and discharge will not be deemed, or result in, a taxable event for federal income tax purposes with respect to the holders; and

        o Qwest's deposit will not result in the trust or the trustee being subject to regulation under the Investment Company Act of 1940.

Governing Law

The indenture and the 7.25% notes will be governed by the laws of the State of New York.

The Trustee

Bankers Trust Company will be the trustee under the indenture and Qwest's other senior note indentures. The trustee's current address is Four Albany Street, New York, New York 10006. The holders of not less than a majority in principal amount of the outstanding 7.25% notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. Except during the continuance of an event of default, the trustee will perform only the duties that are specifically set forth in the indenture. The indenture provides that in case an event of default shall occur which shall not be cured or waived, the trustee will be required, in the exercise of its rights and powers under the indenture, to use the degree of care of a prudent person in the conduct of the person's own affairs.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Qwest, as such, shall have any liability for any obligations of Qwest under the 7.25% notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of its status as a director, officer, employee, incorporator or stockholder of Qwest. By accepting a 7.25% note each holder waives and releases all such liability but only such liability. The waiver and release are part of the consideration for issuance of the 7.25% notes. Nevertheless, such waiver may not be effective to waive liabilities under the federal securities laws and it has been the view of the SEC that such a waiver is against public policy.

Transfer and Exchange

A holder may transfer or exchange 7.25% notes in accordance with the indenture. Qwest, the Registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Qwest may require a holder to pay any taxes and fees required by law or permitted by the indenture.


Exchange Offer; Registration Rights

Qwest has entered into a registration rights agreement with the initial purchaser in which Qwest agreed, for the benefit of the holders of the old 7.25% notes, at Qwest's cost, (a) by February 25, 1999, to file a registration statement with the SEC with respect to a registered offer to exchange the old 7.25% notes for the new 7.25% notes, (b) to use its best efforts to cause the registration statement to be declared effective under the Securities Act by April 25, 1999, and (c) to consummate the exchange offer by May 25, 1999. For each old 7.25% note surrendered to Qwest in the exchange offer, the holder of the old 7.25% note will receive a new 7.25% note having a principal amount at maturity equal to that of the surrendered old 7.25% note.

Based upon no-action letters issued by the staff of the SEC to third parties, Qwest believes that the new 7.25% notes issued in the exchange offer in exchange for old 7.25% notes would in general be freely transferable after the exchange offer without further registration under the Securities Act if the holder of the new 7.25% notes represents:

        o that it is not an "affiliate," as defined in Rule 405 of the Securities Act, of Qwest,

        o that it is acquiring the new 7.25% notes in the ordinary course of its business and

        o that it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities
          Act) of the new 7.25% notes;

provided that, in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act be delivered as required. However, the SEC has not considered the exchange offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the exchange offer. Holders of old 7.25% notes wishing to accept the exchange offer must represent to Qwest that the conditions have been met. Each broker-dealer that receives new 7.25% notes for its own account in the exchange offer, where it acquired the old 7.25% notes exchanged for the new 7.25% notes for its own account as a result of market-making or other trading activities, may be deemed to be an "underwriter" within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus in connection with the resale of the new 7.25% notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new 7.25% notes received in exchange for old 7.25% notes where the old 7.25% notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. Qwest has agreed that, for a period of one year after closing of the exchange offer, it will make this prospectus available to any broker-dealer for use in connection with the resale. A broker-dealer that delivers a prospectus to purchasers in connection with those resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the Registration Agreement (including certain indemnification and contribution rights and obligations). See "The Exchange Offer--Resale of the New 7.25% Notes" and "Plan of Distribution."

Each holder of the old 7.25% notes (other than certain specified holders) who wishes to exchange old 7.25% notes for new 7.25% notes in the exchange offer will be required to represent that

        o it is not an affiliate of Qwest,

        o any new 7.25% notes to be received by it will be acquired in the ordinary course of its business and

        o at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the new 7.25% notes.

If the holder is a broker-dealer who acquired the old 7.25% notes for its own account as a result of market-making or other trading activities, it may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to acknowledge that it must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new 7.25% notes. The SEC has taken the position that those broker-dealers may fulfill their prospectus delivery requirements with respect to the new 7.25% notes with the prospectus contained in the exchange offer registration statement, except that the prospectus cannot be used for a resale of an unsold allotment from the original sale of the old 7.25% notes. Under the registration rights agreement, Qwest is required to allow those broker-dealers and any other

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



persons subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of the new 7.25% notes.

  If,

        o because of any change in law or applicable interpretations by the SEC's staff, Qwest determines upon advice of its outside counsel that it is not permitted to effect the exchange offer as contemplated by the Registration Agreement, or

        o for any other reason the exchange offer is not consummated within 180 days of the closing date of the old 7.25% notes, or

        o the initial purchaser so requests with respect to old 7.25% notes held by it following closing of the exchange offer, or

        o any holder of old 7.25% notes other than the initial purchaser of the old 7.25% notes is not eligible to participate in the exchange offer or

        o if the initial purchaser participates in the exchange offer or acquires new 7.25% notes issued and delivered to it by Qwest in exchange for old 7.25% notes, the purchaser does not receive freely tradeable new 7.25% notes in exchange for old 7.25% notes constituting any portion of an unsold allotment,

Qwest will, at its cost,

        o as promptly as practicable, file a shelf registration statement with the SEC relating to the offer and sale of the old 7.25% notes or the new 7.25% notes,

        o cause the shelf registration statement to be declared effective under the Securities Act and

        o use its best efforts to keep the shelf registration statement continuously effective under the Securities Act for a period of three years or a shorter period that will terminate when all the old 7.25% notes or new 7.25% notes, as applicable, covered by the shelf registration statement have been sold.

If Qwest files a shelf registration statement, it will:

        o provide to each holder of the old 7.25% notes copies of the prospectus that is a part of the shelf registration statement,

        o notify each holder when the shelf registration statement for the old 7.25% notes has been filed with the SEC and when the shelf registration statement or any post-effective amendment has become effective and

        o take certain other actions as are required to permit unrestricted resales of the 7.25% notes.

A holder of 7.25% notes that sells the 7.25% notes under a shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with the sales and will be bound by the provisions of the registration rights agreement which are applicable to the holder, including indemnification and contribution rights and obligations.

Each of the following events is a "Registration Default":

   o the exchange offer registration statement has not been filed with the SEC within 90 days after the closing date of the old 7.25% notes or declared effective within 150 days after the closing date of the old 7.25% notes, or the exchange offer has not been consummated within 180 days after the closing date of the old 7.25% notes or

   o instead, the shelf registration statement has not been filed with the SEC and declared effective within 210 days after the closing date of the old 7.25% notes or

   o after either the exchange offer registration statement or the shelf registration statement has been declared effective, as the case may be, the registration statement ceases to be effective or usable (subject to certain exceptions) in connection with resales of old 7.25% notes or new 7.25% notes in accordance with and during the periods specified in the registration rights agreement.

If a Registration Default occurs, additional interest ("Liquidated Interest") will accrue on the old 7.25% notes (in addition to the stated interest on the old 7.25% notes) from and including the date on which the event shall occur up to but excluding the date on which all those events have been cured. Liquidated Interest will be payable in cash semiannually in arrears each November 1 and May 1, at a rate per annum equal to 0.50% of the principal amount of the old 7.25% notes during the 90-day period immediately following the occurrence of any Registration Default and shall increase by 0.25% per annum of the principal amount of the old 7.25% notes at the end of each subsequent 90-day period, but in no event shall the rates exceed 2.00% per annum in the aggregate regardless of the number of Registration Defaults. The summary in this prospectus of certain provisions of the Registration Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

                Pro Forma Condensed Combined Financial Statement

The unaudited pro forma condensed combined financial statement presented below is derived from the historical consolidated financial statement of Qwest, Phoenix, LCI and Icon. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1998 gives pro forma effect to the acquisitions of Phoenix, LCI and Icon as if such acquisitions had occurred on January 1, 1998. The unaudited pro forma condensed combined financial statement does not give effect to Qwest's acquisition of EUnet International Limited or the proposed joint venture with KPN Telecom B.V. because such disclosure is not required under Securities and Exchange Commission Regulation S-X.

The unaudited pro forma condensed combined financial statement gives effect to the acquisitions described above under the purchase method of accounting and is based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statement presented on the following pages. The fair value of the consideration has been allocated to the assets and liabilities acquired based upon the fair values of such assets and liabilities at the date of each respective acquisition and may be revised for a period of up to one year from the date of each respective acquisition. The preliminary estimates and assumptions as to the value of the assets and liabilities of LCI and Icon to the combined company is based upon information available at the date of preparation of these unaudited pro forma condensed combined financial statement, and will be adjusted upon the final determination of such fair values. Qwest will complete final allocation of purchase price within one year from the acquisition date. The items awaiting final allocation include LCI network asset valuation and final determination of the costs to sell these assets. It is anticipated that final allocation of the LCI purchase price will not differ materially from the preliminary allocation.

The unaudited pro forma condensed combined financial statement does not purport to represent what Qwest's results of operations would have actually been or what operations would be if the transactions that give rise to the pro forma adjustments had occurred on the date assumed and is not indicative of future results. The unaudited pro forma condensed combined financial statement below should be read in conjunction with the historical consolidated financial statements and related notes thereto and management's discussion and analysis of Qwest, Phoenix, LCI and Icon.


                     QWEST COMMUNICATIONS INTERNATIONAL INC.
             Pro Forma Condensed Combined Statement of Operations
                      Twelve Months Ended December 31, 1998
                                   (Unaudited)
               (Amounts in Millions, Except Per Share Information)

                                                           Historical
                                        -------------------------------------------------   Pro Forma        Pro Forma
                                         Qwest         LCI(1)     Phoenix(1)    Icon(1)    Adjustments        Combined
                                        -----------   ---------   ----------   ----------  -----------     -------------
Revenue:
  Communications services                $   1,554     $   745      $    17      $    82          -          $   2,398
  Construction services                        689           -            -            -          -                689
                                        -----------   ---------   ----------   ----------   --------      -------------
                                             2,243         745           17           82          -              3,087
                                        -----------   ---------   ----------   ----------   --------      -------------
Operating expenses:
  Access and network operations                962         445           13           64          -              1,484
  Construction services                        447           -            -            -          -                447
  Selling, general and administrative          540         163            7           40          -                750
  Depreciation and amortization                202          45            1            2         13  (2)           320
                                                                                                  8  (3)
                                                                                                 32  (4)
                                                                                                 16  (5)
                                                                                                  1  (6)
  Merger costs                                  86           -            -            5        (91) (7)             -
  Provision for In-process R&D                 760           -            -            -       (760) (7)             -
                                        -----------   ---------   ----------   ----------   --------      -------------
                                             2,997         653           21          111      (781)              3,001
                                        -----------   ---------   ----------   ----------   --------      -------------
Income (loss) from operations                (754)          92          (4)         (29)        781                 86
Other expense (income):
  Interest expense, net                         96          14            -          (1)          -                109
                                        -----------   ---------   ----------   ----------   --------      -------------
  Income (loss) before income taxes           (850)          78          (4)         (28)        781               (23)

Income tax expense (benefit)                    (6)          30            -            -         27 (8)            51
                                        -----------   ---------   ----------   ----------   --------      -------------
Net income (loss)                        $   (844)     $    48     $    (4)    $    (28)         754        $      (74)
                                        ===========   =========   ==========   ==========   ========      =============
Loss per share - basic and diluted      $   (3.02)                                                          $   (0.22)
                                        ===========                                                       =============
Weighted average shares used for
calculating loss per share -
basic and diluted                             279                                                                 331
                                        ===========                                                       =============

                  See accompanying notes to unaudited pro forma condensed
                    combined financial statements.



           Notes to Pro Forma Condensed Combined Financial Statements

         (1) Represents the results of operations of LCI, Phoenix and Icon from January 1, 1998 through the date of acquisition. LCI was acquired on June 5, 1998, Phoenix was acquired on March 30, 1998 and Icon was acquired on December 31, 1998. All acquisitions were accounted for using the purchase method of accounting. Results of operations of the acquired companies are included in Qwest's operations from dates of acquisition.

         (2) Represents the amortization of goodwill from the preliminary Icon purchase price allocation. The amortization is calculated using an estimated useful life of 15 years.

         (3) Represents the amortization of other intangible assets on straight-line basis that result from the preliminary Icon purchase price allocation using estimated useful lives of 4 to 10 years.

         (4) Represents the amortization of goodwill that resulted from the preliminary LCI purchase price allocation. Goodwill amortization is calculated using an estimated useful life of 40 years.

         (5) Represents the amortization of developed technology and other intangible assets that results from the preliminary LCI purchase price allocation. Developed technology and other intangible assets amortization is calculated using an estimated useful life of 10 years.

         (6) Represents the amortization of goodwill that resulted from the Phoenix purchase price allocation. Goodwill amortization is calculated using an estimated useful life of 15 years.

         (7) Merger costs and the provision for in-process R&D are eliminated because they are non-recurring in nature. Merger costs and the provision for in-process R&D for Qwest are directly attributable to the LCI Merger and Icon Merger, as applicable. These charges are non-deductible for federal tax purposes.

         (8) Represents the assumed income tax effect of the pro forma adjustment relating to the amortization of developed technology, other intangible assets and the reversal of historical merger costs.

         (9) Effective with the LCI merger, Qwest is no longer included in the consolidated federal income tax return of Anschutz Company. As a result, the tax sharing agreement with Anschutz Company is no longer effective. Qwest previously recognized a deferred tax asset attributable to its net operating loss carryforwards under the tax sharing agreement. Qwest currently believes the tax benefits previously recognized under the tax sharing agreement may be realized through tax planning strategies. Accordingly, any in-substance dividend resulting from the deconsolidation from Anschutz Company is not expected to be material to the consolidated balance sheet of Qwest.

         (10) Transactions among Qwest, Phoenix, LCI and Icon are not significant.

                       Description of Certain Indebtedness

In March 1997, Qwest sold $250.0 million in principal amount of its 10 7/8% senior notes due 2007 and used the proceeds to repay debt of Qwest and also to fund capital expenditures for the construction and activation of Qwest's network. Qwest is amortizing issuance costs totaling approximately $8.0 million over the term of the 10 7/8% notes. Interest on the 10 7/8% notes is payable semi-annually on April 1 and October 1 of each year, beginning on October 1, 1997, and the principal amount of the 10 7/8% notes is due and payable in full on April 1, 2007. The 10 7/8% note indenture contains certain covenants that, among other things, limit the ability of Qwest and its Restricted Subsidiaries to incur additional debt and issue preferred stock, pay dividends or make other distributions, repurchase capital stock or subordinated debt, create liens, enter into transactions with affiliates, sell assets of Qwest or its Restricted Subsidiaries, issue or sell capital stock of Qwest's Restricted Subsidiaries or enter into mergers and consolidations. In addition, under certain limited circumstances, Qwest will be required to offer to purchase the 10 7/8% notes at a price equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase with the excess proceeds of certain asset sales. In the event of a change of control as defined in the 10 7/8% note indenture, holders of the 10 7/8% notes will have the right to require Qwest to purchase all of their 10 7/8% notes at a price equal to 101% of the aggregate principal amount plus accrued and unpaid interest. Generally, the 10 7/8% notes are redeemable, at the option of Qwest, in whole or in part at stated premiums over par on or after April 1, 2002, and up to 35% of the 10 7/8% notes may be redeemed at a premium over par prior to April 1, 2000 with the proceeds of certain public stock offerings. In December 1998, we redeemed $87.5 million of the 10 7/8% notes.

In October 1997, Qwest sold $555.9 million in principal amount at maturity of its 9.47% senior discount notes due 2007. The sale generated net proceeds of approximately $342.1 million, after deducting offering costs. Offering costs are included in intangible and other long-term assets and are being amortized to interest expense over the term of the 9.47% notes. Qwest used the net proceeds to fund capital expenditures for continuing construction and activation of Qwest's network and to fund further growth in the business. The principal amount of the 9.47% notes increases at a rate of 9.47% per annum, compounded semi-annually, to an aggregate principal amount of $555.9 million by October 15, 2002. The principal amount of the 9.47% notes is due and payable in full on October 15, 2007. The 9.47% notes are redeemable at Qwest's option, in whole or in part, at any time on or after October 15, 2002, at specified redemption prices over par. In addition, prior to October 15, 2000, Qwest may use the net cash proceeds from certain specified equity transactions to redeem up to 35% of the 9.47% notes at specified redemption prices over par. Cash interest on the 9.47% notes will not accrue until October 15, 2002, and then will accrue at a rate of 9.47% per annum, and will be payable semi-annually in arrears commencing on April 15, 2003 and then on April 15 and October 15 of each year. Qwest has the option of beginning to accrue cash interest on any interest payment date on or after October 15, 2000. In that case the outstanding principal amount at maturity of the 9.47% notes will be reduced to the then increased principal value, and cash interest will be payable on each subsequent interest payment date. The indenture for the 9.47% notes contains certain covenants that are substantially identical to the 10 7/8% notes described above.

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



In January 1998, Qwest sold $450.5 million in principal amount at maturity of its 8.29% senior discount notes due 2008. The sale generated net proceeds of approximately $299.2 million, after deducting offering costs. Offering costs are included in intangible and other long-term assets and will be amortized to interest expense over the term of the 8.29% notes. Qwest used the net proceeds to fund capital expenditures for continuing construction and activation of Qwest's network and to fund further growth in the business. The principal amount of the 8.29% notes increases at a rate of 8.29% per annum, compounded semi-annually, to an aggregate principal amount of $450.5 million by February 1, 2003. The principal amount of the 8.29% notes is due and payable in full on February 1, 2008. The 8.29% notes are redeemable at Qwest's option, in whole or in part, at any time on or after February 1, 2003, at specified redemption prices over par. In addition, prior to February 1, 2001, Qwest may use the net cash proceeds from certain specified equity transactions to redeem up to 35% of the 8.29% notes at specified redemption prices over par. Cash interest on the 8.29% notes will not accrue until February 1, 2003, and then will accrue at a rate of 8.29% per annum, and will be payable semi-annually in arrears beginning August 1, 2003 and then on February 1 and August 1 of each year. Qwest has the option of beginning to accrue cash interest on an interest payment date on or after February 1, 2001. In that case the outstanding principal amount at maturity of the 8.29% notes will be reduced to the then increased value, and cash interest will be payable on each succeeding interest payment date. The indenture for the 8.29% notes contains certain covenants that are substantially identical to the 10 7/8%notes and the 9.47% notes described above.

In connection with the acquisition of LCI, Qwest assumed LCI's existing debt instruments, including $350.0 million of 7.25% senior notes due 2007.

In November 1998, Qwest sold its 7.50% notes due 2008 and used the proceeds to fund initiatives to further develop and deploy Qwest's network, gain additional market share in the traditional telecommunications market segment, expand the Qwest data market strategy and to fund general working capital needs. Pending the application of the net proceeds of the offering of the 7.50% notes, Qwest applied a portion of the proceeds to pay down the outstanding balances under Qwest's existing credit facilities. Unamortized issuance costs totaling approximately $9.0 million are being amortized over the term of the 7.50% notes. Interest on the 7.50% notes is payable semi-annually on May 1 and November 1 of each year, beginning on May 1, 1999, and the principal amount of the 7.50% notes is due and payable in full on November 1, 2008. The indenture for the 7.50% notes contains certain covenants that are substantially identical to the 10 7/8% notes, the 9.47% notes and the 8.29% notes described above, except that under the indenture for the 7.50% notes, Qwest has no obligation to comply with most of the covenants during any period when the 7.50% notes have been assigned investment grade ratings. If the 7.50% notes later lose an investment grade rating, the covenants will again apply.

In late November 1998, Qwest sold the 7.25% notes and used the proceeds to fund initiatives to further develop and deploy Qwest's network, gain additional market share in the traditional telecommunications market segment, expand the Qwest data market strategy and to fund general working capital needs. These initiatives may be effected directly by Qwest or through joint venture and similar arrangements and will include construction, development and lighting of Qwest's network, expansion of the data and other business services offered by Qwest, development of sales channels and other needs. Unamortized issuance costs totaling approximately $2.3 million are being amortized over the term of the 7.25% notes. Interest on the 7.25% notes is payable semi-annually on May 1 and November 1 of each year, beginning on May 1, 1999, and the principal amount of the 7.25% notes is due and payable in full on November 1, 2008. See "Description of the 7.25% Notes."

Credit Facility and Lines of Credit

In connection with the acquisition of LCI, Qwest assumed a $250.0 million revolving credit facility from a syndicate of banks. Qwest also assumed three separate discretionary line of credit agreements with commercial banks providing for total borrowings of up to $75.0 million.

The credit facility and two of the lines of credit expired on December 31, 1998. The outstanding balances on the credit facility and the two lines of credit were paid down in full, and had no amount outstanding as of December 31, 1998. The remaining line of credit provides for total borrowings of up to $25.0 million and expires on July 30, 1999. As of December 31, 1998, no amount was outstanding on the remaining line of credit.

In March 1999, we entered into an unsecured credit facility in the amount of $1.0 billion from a syndicate of banks.

                 United States Federal Income Tax Considerations

General

The following is a general discussion of the United States federal income tax consequences that Qwest expects apply to holders of the old 7.25% notes who purchased the old 7.25% notes from Qwest for cash, exchange the old 7.25% notes for new 7.25% notes in this exchange offer, and hold the old 7.25% notes and will hold the new 7.25% notes as capital assets. This discussion is a descriptive summary only and is not a complete technical analysis or listing of all potential tax considerations that may be relevant to holders. Qwest has received an opinion of its counsel, Holme Roberts & Owen LLP, that the following describes the material United States federal income tax consequences expected to result to holders, subject to the conditions and limitations described in this discussion. This discussion is based on current provisions of the Internal Revenue Code of 1986, applicable Treasury regulations, and public administrative and judicial interpretations of the Internal Revenue Code and Treasury Regulations, all of which are subject to change. Any change could be applied retroactively. This discussion is also based on the information contained in this prospectus and the related documents, and on certain representations from Qwest as to factual matters. This discussion does not cover all aspects of United States federal taxation that may be relevant to, or the actual tax effect that any of the matters described in this discussion will have on, particular holders and does not address foreign, state, or local tax consequences. Qwest has not sought and will not seek any ruling from the Internal Revenue Service with respect to the 7.25% notes. The Internal Revenue Service could take a different position concerning the tax consequences of the exchange of old 7.25% notes for new 7.25% notes or the ownership or disposition of the new 7.25% notes, and the Internal Revenue Service's position could be sustained by a court.

The United States federal income tax consequences to a holder may vary depending on the holder's particular situation or status. Some of the rules applicable to holders that are subject to special rules under the Internal Revenue Code are not discussed below. Examples of these holders include insurance companies, tax-exempt organizations, mutual funds, retirement plans, financial institutions, dealers in securities or foreign currency, persons that hold the 7.25% notes as part of a "straddle" or as a "hedge" against currency risk or in connection with a conversion transaction, persons that have a functional currency other than the United States dollar, investors in pass-through entities, traders in securities that elect to mark to market, and except as expressly addressed in this discussion, non-U.S. holders.

As used in this discussion, the term "U.S. holder" means a holder that, for United States federal income tax purposes, is

   o a citizen or resident of the United States,

   o corporation, partnership, or other entity created or organized in or under the laws of the United States, of the District of Columbia, or of any State,

   o an estate the income of which is subject to United States federal income tax, regardless of its source, or

   o a trust if

   o a court within the United States is able to exercise primary supervision over the administration of the trust and

   o one or more United States persons have the authority to control all substantial decisions of the trust.

A "non-U.S. holder" is a holder that is, for United States federal income tax purposes, not a U.S. holder.

This discussion is for general information purposes only. Each holder is urged to consult its tax advisor as to the particular tax consequences to the holder of exchanging old 7.25% notes for new 7.25% notes and of holding and disposing of the new 7.25% notes, including the applicability and effect of all foreign, state, or local tax laws and of any change in federal income tax law or administrative or judicial interpretation since the date of this prospectus.

Exchange of Notes

Although there is no direct authority as to whether the exchange of old 7.25% notes for new 7.25% notes in the exchange offer will be treated as a taxable exchange for United States federal income tax purposes, it is the opinion of Holme Roberts & Owen LLP, counsel to Qwest, that based on its analysis of applicable law, the exchange should not be treated as a taxable exchange for United States federal income tax purposes. A holder should not recognize gain or loss on the exchange of old 7.25% notes for new 7.25% notes in the exchange offer and, on the exchange, should have the same adjusted tax basis in and holding period for the new 7.25% notes as it had in the old 7.25% notes immediately before the exchange.

Original Issue Discount

Qwest was advised by the initial purchaser at the time of the sale of the old 7.25% notes that the initial purchaser intended to sell the old 7.25% notes at a price equal to 99.324% of the stated principal amount of the old 7.25% notes, and Qwest believes that substantially all of the old 7.25% notes were sold to investors at that price. This discussion is therefore based on the assumption that the old 7.25% notes were not issued with an amount of original issue discount in excess of the de minimis exception under the Internal Revenue Code, and thus, that the original issue discount amount will be considered zero for United States federal income tax purposes. Each U.S. holder is required to include stated interest on the 7.25% notes in gross income in accordance with the U.S. holder's regular method of tax accounting.

Market Discount

Under the market discount rules of the Internal Revenue Code, a U.S. holder who purchases a 7.25% note at a "market discount" will generally be required to treat any gain recognized on the disposition of the 7.25% note as ordinary income to the extent of the lesser of the gain or the portion of the market discount that accrued during the period that the U.S. holder held the 7.25% note. Market discount is generally defined as the amount by which a U.S. holder's purchase price for a 7.25% note is less than the stated redemption price at maturity of the 7.25% note on the date of purchase, subject to a statutory de minimis exception. In this case, the stated redemption price at maturity is the stated principal amount. A U.S. holder who acquires a 7.25% note at a market discount may be required to defer all or a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or continued to purchase or carry the 7.25% note until the retirement of the 7.25% note, or if earlier, the U.S. holder disposes of the 7.25% note in a taxable transaction. A U.S. holder who has elected under applicable Internal Revenue Code provisions to include market discount in income annually as the discount accrues will not, however, be required to treat any gain recognized as ordinary income or to defer any deductions for interest expense under these rules. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. Holders should consult their tax advisors as to the portion of any gain that would be taxable as ordinary income under these provisions and any other consequences of the market discount rules that may apply to them in particular.

Amortizable Bond Premium

Generally, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, the excess will constitute amortizable bond premium that the holder of the debt instrument may elect, under section 171 of the Internal Revenue Code, to amortize as an offset to interest income under the constant yield method over the period from its acquisition date to the obligation's maturity date subject to special rules for early call provisions. A U.S. holder who elects to amortize bond premium must reduce its tax basis in the related 7.25% notes by the amount of the aggregate amortization allowable as amortizable bond premium. An election to amortize bond premium applies to all obligations with amortizable bond premium held by the electing U.S. holder at the beginning of the first taxable year to which the election applies or later acquired by the U.S. holder and is irrevocable without the consent of the Internal Revenue Service.

Sale, Retirement, or Other Taxable Disposition

Upon the sale, retirement, or other taxable disposition of a 7.25% note, a U.S. holder will generally recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of property received in exchange for the 7.25% note, except to the extent attributable to accrued interest not previously taken into account, and (ii) the U.S. holder's adjusted tax basis in the 7.25% note. If the 7.25% note has market discount or amortizable bond premium, appropriate adjustments may be required in computing the U.S. holder's adjusted tax basis for the 7.25% note. Any gain or loss on the sale, retirement, or other taxable disposition of a 7.25% note, measured as described above, will generally be capital gain or loss, except as discussed under "-Market Discount." In the case of an individual U.S. holder, the capital gain will be taxable at various preferential rates, depending on the U.S. holder's holding period for the 7.25% note at the time of disposition.

With respect to tax matters related to legal defeasance and covenant defeasance in certain circumstances, see "Description of the 7.25% Notes-Satisfaction and Discharge of the indenture, Defeasance."

Backup Withholding

The backup withholding rules of the Internal Revenue Code require a payor to deduct and withhold a tax amount if

   o the payee fails to furnish a taxpayer identification number to the payor,

   o the Internal Revenue Service notifies the payor that the TIN furnished by the payee is incorrect,

   o the payee has failed to report properly the receipt of a "reportable payment" and the Internal Revenue Service has notified the payor that withholding is required, or

   o there has been a failure on the part of the payee to certify under penalty of perjury that the payee is not subject to withholding under section 3406 of the Internal Revenue Code.

If any one of the events discussed above occurs, Qwest or its paying agent or other withholding agent will be required to withhold a tax equal to 31 percent of any "reportable payment" which includes, among other things, interest actually paid and amounts paid through brokers in retirement of securities. Any amount withheld from a payment to a U.S. holder under the backup withholding rules will be allowed as a refund or credit against the U.S. holder's United States federal income tax, provided that the required information is furnished to the Internal Revenue Service. Certain U.S. holders, including corporations, are not subject to the backup withholding or information reporting requirements.

Certain Tax Consequences to Non-U.S. Holders

General. The following discussion is for general information purposes only and does not cover all aspects of United States federal taxation that may apply to, or the actual tax effect that any of the matters described in this discussion will have on, any particular non-U.S. holder. Non-U.S. holders are urged to consult their tax advisors as to the particular tax consequences to them of purchasing, holding, and disposing of the 7.25% notes.

Portfolio Interest Exemption. A non-U.S. holder not engaged in any U.S. trade or business will generally, under the portfolio interest exemption of the Internal Revenue Code, not be subject to

United States federal income taxes or United States federal withholding tax, on payments of principal and interest paid on the 7.25% notes, provided that

   o the non-U.S. holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of Qwest entitled to vote,

   o the non-U.S. holder is not

   o a bank receiving interest under a loan agreement entered into in the ordinary course of its trade or business or

   o a controlled foreign corporation that is related to Qwest through stock ownership,

   o the interest is not effectively connected with a United States trade or business and

   o either

        o the beneficial owner of the 7.25% notes certifies to Qwest or its agent, under penalties of perjury, that it is not a U.S. holder and provides a completed IRS Form W-8 ("Certificate of Foreign Status") or

        o a securities clearing organization, bank, or other financial institution which holds customers' securities in the ordinary course of its trade or business (a "financial institution") and which holds the 7.25% notes, certifies to Qwest or its agent, under penalties of perjury, that it has received Form W-8 from the beneficial owner or that it has received from another financial institution a Form W-8 and furnishes the payor with a copy of the Form W-8 and none of the persons reviewing the relevant certification or IRS form has actual knowledge that the certification or any statement on the IRS form is false.

If any of the situations described in the preceding clauses does not exist, interest on the 7.25% notes, when paid, is subject to United States withholding tax at the rate of 30 percent, unless an income tax treaty between the United States and the country of which the non-U.S. holder is a tax resident provides for the elimination or reduction in the rate of United States federal withholding tax. Interest for this purpose includes income, other than capital gains, received from the sale or exchange of the 7.25% notes or from a payment on the 7.25% notes to the extent of unpaid interest accrued while the 7.25% notes were held by a non-U.S. holder and the amounts so accrued were not previously subject to United States withholding tax.

Effectively Connected Income. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the 7.25% notes is effectively connected with the conduct of the trade or business, the non-U.S. holder, although exempt from United States federal withholding tax as discussed in the preceding paragraph, or by reason of the delivery of a properly completed IRS Form 4224, will be subject to United States federal income tax on the interest and on any gain realized on the sale, exchange, or other disposition of a 7.25%
note in the same manner as if it were a U.S. holder. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its effectively connected earnings and profits for that taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty.

Federal Estate Tax. 7.25% notes owned or treated as owned by an individual who is neither a United States citizen nor a United States resident, as defined for United States federal estate tax purposes, at the time of death will be excluded from the individual's gross estate for United States federal estate tax purposes and will not be subject to United States federal estate tax if the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Qwest entitled to vote and, at the time of the individual's death, payments with respect to the 7.25% notes would not have been effectively connected to the conduct by the individual of a trade or business in the United States.

Disposition of the 7.25% Notes. A non-U.S. holder generally will not be subject to United States federal income tax on any gain realized in connection with the sale, exchange, or retirement of the 7.25% notes, unless:

   o the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States or

   o if a tax treaty applies, the gain is generally attributable to the United States permanent establishment maintained by the non-U.S. holder,

   o in the case of a non-U.S. holder who is an individual, the non-U.S.
     holder is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are satisfied, or

   o the non-U.S. holder is subject to tax under provisions of the Internal Revenue Code applicable to United States expatriates.

Information Reporting and Backup Withholding Tax. In general, there is no United States information reporting requirement or backup withholding tax on payments to non-U.S. holders who provide the appropriate certification described above regarding qualification for the portfolio interest exemption from United States federal income tax for payments of interest on the 7.25% notes.

In general, backup withholding and information reporting will not apply to a payment of the gross proceeds of a sale of the 7.25% notes effected at a foreign office of a broker. If, however, the broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person 50% or more of whose gross income for certain periods is derived from activities that are effectively connected with the conduct of a trade or business in the United States, or, in the case of payments made after December 31, 1999, a foreign partnership with certain connections to the United States, the payments will not be subject to backup withholding, but will be subject to information reporting, unless:

   o the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met or

   o the beneficial owner otherwise establishes an exemption.

Payment by Qwest of principal on the 7.25% notes or payment by a United States office of a broker of the proceeds of a sale of the 7.25% notes is subject to both backup withholding and information reporting unless the beneficial owner provides a completed IRS Form W-8 which certifies under penalties of perjury that it is a non-U.S. holder who meets all the requirements for exemption from United States federal income tax on any gain from the sale, exchange, or retirement of the 7.25% notes. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Recently promulgated Treasury Regulations would modify the procedures to be followed by non-U.S. Persons and payors of interest and sale proceeds in complying with the United States federal withholding, backup withholding, and information reporting rules, and the availability of any exemption. The new Treasury Regulations are not currently effective, but will generally be effective for payments made after December 31, 1999. In general, the new Treasury Regulations do not significantly alter the current substantive withholding and information requirements, but unify current certification procedures and forms and clarify reliance standards. The new Treasury Regulations impose more stringent conditions on the ability of financial intermediaries acting for non-U.S. holders to provide certifications on behalf of non-U.S. holders. Each holder of a 7.25% note is strongly urged to consult its tax advisor regarding the effect of the new Treasury Regulations on the purchase, ownership, and disposition of the 7.25% notes.

                              Plan of Distribution

Each broker-dealer that receives new 7.25% notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new 7.25% notes. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, by in connection with resales of new 7.25% notes received in exchange for old 7.25% notes where the old 7.25% notes were acquired as a result of market-making activities or other trading activities. Qwest has agreed that for a period of one year after closing of the exchange offer, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any the resale.

Qwest will not receive any proceeds from any sale of new 7.25% notes by any broker-dealer. New 7.25% notes received by broker-dealers for their own account in the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new 7.25% notes or a combination of the methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of the new 7.25% notes. Any broker-dealer that resells new 7.25% notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the new 7.25% notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of new 7.25% notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

For a period of one year after closing of the exchange offer, Qwest will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests the documents in the letter of transmittal. Qwest has agreed to pay all expenses incident to Qwest's performance of, or compliance with, the Registration Agreement and all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the old 7.25% notes but excluding commissions or concessions of any brokers or dealers, and will indemnify the holders, including any broker-dealers, and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

Qwest has not entered into any arrangements or understandings with any person to distribute the new 7.25% notes to be received in the exchange offer.

                                  Legal Matters

Holme Roberts & Owen LLP, Denver, Colorado, is passing on the validity of the new 7.25% notes and certain United States federal income tax matters in connection with the new 7.25% notes


                                     Experts

The consolidated financial statements and schedule of Qwest Communications International Inc. and subsidiaries as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 have been incorporated in this prospectus and in the Registration Statement by reference in reliance on the report pertaining to the consolidated financial statements, dated February 2, 1999, and the report dated February 2, 1999 pertaining to the related financial statement schedule, of KPMG LLP, independent certified public accountants, incorporated in this prospectus and in the Registration Statement by reference, and on the authority of that firm as experts in accounting and auditing.

The consolidated financial statements and schedules of LCI International, Inc. and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated February 16, 1998 (except with respect to the matter discussed in Note 15, as to which the date is March 16, 1998) with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

The consolidated financial statements of Phoenix Network, Inc. as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 have been audited by Grant Thornton LLP, independent certified public accountants.

The consolidated financial statements of Icon CMT Corp. as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, have been incorporated in this prospectus by reference to the Registration Statement (No. 333-65095) on Form S-4 of Qwest Communications International Inc. dated September 30, 1998, as amended by Amendment No. 1 to the S-4 dated December 10, 1998. Such financial statements, except as they relate to Frontier Media Group, Inc. as of December 31, 1996 and 1997 and for each of the two years in the period ended December 31, 1997, have been audited by PricewaterhouseCoopers LLP, independent accountants, and insofar as they relate to Frontier Media Group, Inc. as of December 31, 1996 and 1997 and for each of the two years in the period ended December 31, 1997, by Ernst & Young LLP, independent accountants.

                       Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. We have filed a Registration Statement on Form S-4 to register with the SEC the new 7.25% notes to be issued in exchange for the old 7.25% notes. This prospectus is part of that Registration Statement. As allowed by the SEC's rules, this prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement.

We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained in this prospectus or in the documents we incorporate in this prospectus by reference. if you are given any information or representations about these matters that is not discussed or incorporated in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus or in the documents we incorporate in this prospectus by reference is correct after this date.

                 Incorporation of Certain Documents by Reference

The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

This prospectus includes by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document. They contain important information about us and our financial condition.

FILING                                                            PERIOD

Annual Report on Form 10-K                          Year ended December 31, 1998

Amendment No.1 to Registration Statement on Form S-4 (File No. 333-65095)
filed December 10, 1998;

The description of our common stock set
forth in the Form 8-A filed by us on May
28, 1997, including any amendment or report
filed with the SEC for purposes of
updating the description.
                                                        95

We incorporate by reference additional documents that we may file with the SEC between the date of this prospectus and the date of the closing of this offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You can obtain any of the documents incorporated by reference in this document without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

Investor Relations
Qwest Communications International Inc.
700 Qwest Tower
555 Seventeenth Street
Denver, Colorado 80202 Telephone number 800-567-7296.

   Qwest Communications International Inc.

   Offer to Exchange
   7.25% Series B Senior Notes Due 2008 for any and all of its outstanding 7.25% Senior Notes Due 2008

                            [Logo]


   The exchange offer will expire at 5:00 p.m., New York City time, on ___day, May __, 1999, unless we extend it; provided we may not extend the exchange offer beyond _________ __, 1999.

   Prospectus
   Dated April __, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

   ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law ("DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such officer or director acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such officer's or director's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify such officer or director against the expenses which such officer or director actually and reasonably incurred.

  In accordance with Section 102(b)(7) of the DGCL, Qwest's Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for
(i) breaches of their duty of loyalty to Qwest or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 174 of the DGLC (unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) transactions from which a director derives an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence.

  The Certificate of Incorporation and the By-laws of Qwest provide for indemnification of Qwest's officers and directors to the fullest extent permitted by applicable law, except that the By-laws provide that Qwest is required to indemnify an officer or director in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of Qwest. In addition, Qwest maintains insurance policies which provide coverage for its officers and directors in certain situations where Qwest cannot directly indemnify such officers or directors.


  Pursuant to Section 145 of the DGCL and the Certificate of Incorporation and the By-laws of Qwest, Qwest maintains directors' and officers' liability insurance coverage.

   ITEM 21. EXHIBITS AND FINANCIAL DATA SCHEDULES.

     (a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

EXHIBIT NO.

 1.1++ Purchase Agreement dated November 19, 1998, between Qwest and Salomon Smith Barney Inc.

 3.1**      Amended and Restated Certificate of Incorporation of Qwest.

 3.2***** Certificate of Amendment of Amended and Restated Certificate of Incorporation of Qwest.

 3.3++++    Amended and Restated Bylaws of Qwest.

 4.1(a)***  Indenture dated as of October 15, 1997 with Bankers Trust Company relating to Qwest's 9.47% notes.

 4.1(b)**** Indenture dated as of August 28, 1997 with Bankers Trust Company relating to Qwest's 10 7/8% notes.

 4.1(c)**** Indenture dated as of January 29, 1998 with Bankers Trust Company relating to Qwest's 8.29% notes.

 4.1(d)+++  Indenture dated as of November 27, 1998 with Bankers Trust Company relating to Qwest's 7.25% notes.

 4.1(e)+++  Indenture dated as of November 4, 1998 with Bankers Trust Company relating to Qwest's 7.50% notes.

 4.2(a)+++  Registration Agreement dated November 4, 1998 with Salomon Brothers
            Inc. relating to Qwest's 7.50% Senior Discount Notes Due 2008.

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


 4.2(b)+++  Registration Agreement dated November 27, 1998 with Salomon Brothers
            Inc. relating to Qwest's 7.25% Senior Discount Notes Due 2008.

 4.3 Indenture dated as of June 23, 1997 between LCI International, Inc., and First Trust National Association, as trustee, Providing for the Issuance of Senior Debt Securities, including Resolutions of the Pricing Committee of the Board of Directors establishing the terms of the 7.25% Senior Notes due June 15, 2007 (incorporated by reference to exhibit 4(c) in LCI's Current Report on Form 8-K dated June 23, 1997).

4.4 Registration Rights Agreement dated December 14, 1998 with Microsoft Corporation (incorporated by reference to Qwest's Current Report on Form 8-K filed Decenber 16, 1998).

 5.1++ Opinion of Holme Roberts & Owen LLP with respect to the legality of the securities being registered.

 8.1++ Opinion of Holme Roberts & Owen LLP with respect to certain tax matters.

10.1**      Growth Share Plan, as amended, effective October 1, 1996.*

10.2**      Equity Incentive Plan.*

10.3 Qwest Communications International Inc. Employee Stock Purchase Plan (incorporated by reference to Qwest's Preliminary Proxy Statement for the Annual Meeting of Stockholders, filed February 26, 1999)*.

10.4++++    Deferred Compensation Plan.*

10.5****    Equity Compensation Plan for Non-Employee Directors.*

10.6++++    Qwest Communications International Inc. 401-K Plan.*

10.7**      Employment Agreement dated December 21, 1996 with Joseph P.
            Nacchio.*

10.8**** Growth Share Plan Agreement with Joseph P. Nacchio, effective January 1, 1997, and Amendment thereto.*

10.9**** Non-Qualified Stock Option Agreement with Joseph P. Nacchio, effective June 1997.*

10.11** Promissory Note dated November 20, 1996 and Severance Agreement dated December 1, 1996 with Robert S. Woodruff.*

10.12****   Employment Agreement dated March 7, 1997 with Stephen M. Jacobsen.*

10.13****   Employment Agreement dated September 19, 1997 with Larry Seese.*

10.14++++   Employment Agreement dated September 24, 1997 with Marc B.
            Weisberg.*

10.15****   Employment Agreement dated October 8, 1997 with Lewis O. Wilks.*

10.16**+ IRU Agreement dated as of October 18, 1996 with Frontier Communications International Inc.

10.17**+ IRU Agreement dated as of February 26, 1996 with WorldCom Network Services, Inc.

10.18**+    IRU Agreement dated as of May 2, 1997 with GTE.


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



10.19 LCI International, Inc. 1992 Stock Option Plan (incorporated by reference to LCI's Registration Statement No. 33-60558).*

10.20 LiTel Communications, Inc. 1993 Stock Option Plan (incorporated by reference to LCI's Registration Statement No. 33-60558).*

10.21 LCI International, Inc. 1994/1995 Stock Option Plan (incorporated by reference to LCI's Annual Report on Form 10-K for the year ended December 31, 1993).*

10.22 LCI International, Inc. 1995/1996 Stock Option (incorporated by reference to LCI's Proxy Statement for the 1995 Annual Meeting of Shareowners).*

10.23 LCI International Management Services, Inc. Supplemental Executive Retirement Plan (incorporated by reference to LCI's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).*

10.24 1997/1998 LCI International, Inc. Stock Option Plan (incorporated by reference to LCI's Annual Report on Form 10-K for the year ended December 31, 1996).*

10.25(a) 1995 Stock Option Plan of Icon CMT Corp. (incorporated by reference to Icon CMT Corp.'s Annual Report on Form 10-K for the year ended December 31, 1996).*

10.25(b)++++Amendment to Amended and Restated 1995 Stock Option Plan of Icon
            CMT Corp.*

10.26++++   U.S. Long Distance Corp. 1990 Employee Stock Option Plan.*

10.27+ Contractor Agreement dated January 18, 1993 by and between LCI International Telecom Corp. and American Communications Network, Inc. (incorporated by reference to LCI's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995).

10.28 Participation Agreement dated as of November 1996 among LCI International, Inc., as the Construction Agent and as the Lessee, First Security Bank, National Association, as the Owner Trustee under the Stuart Park Trust the various banks and lending institutions which are parties thereto from time to time as the Holders, the various banks and lending institutions which are parties thereto from time to time as the Lenders and NationsBank of Texas, N.A., as the Agent for the Lenders (incorporated by reference to LCI's Annual Report on Form 10-K for the year ended December 31,
            1996).

10.29 Agency Agreement between LCI International, Inc., as the Construction Agent and First Security Bank, National Association, as the Owner Trustee under the Stuart Park Trust as the Lessor dated as of November 15, 1996 (incorporated by reference to LCI's Annual Report on Form 10-K for the year ended December 31, 1996).

10.30 Deed of Lease Agreement dated as of November 15, 1996 between First Security Bank, National Association as the Owner Trustee under the Stuart Park Trust, as Lessor and LCI International, Inc. as Lessee (incorporated by reference to LCI's Annual Report on Form 10-K for the year ended December 31, 1996).

12.1++      Statement re Computation of Ratios.

21.1++ Subsidiaries of the Registrant (incorporated by reference to Form S-4 (File No. 333-65095).

23.1        Consent of KPMG LLP.

23.2        Consent of Arthur Andersen LLP.

23.3        Consent of Grant Thornton LLP.

23.4        Consent of PricewaterhouseCoopers LLP.

23.5        Consent of Ernst & Young LLP.

23.6        Consent of Holme Roberts & Owen LLP (contained in Exhibit 5.1).

24.1++      Power of Attorney.

25.1++      Form T-1, Statement of Eligibility of Bankers Trust Company.

---------

   * Indicates executive contracts, compensation plans and arrangements.

  ** Incorporated by reference to Form S-1 as declared effective on June 23, 1997 (File No. 333-25391).

 *** Incorporated by reference to Form S-4 as declared effective on January 5, 1998 (File No. 333-42847).

**** Incorporated by reference to Qwest's Form 10-K for the year ended December
     31, 1997 (File No. 000-22609).

*****Incorporated by reference to Form S-3 (File No. 333-58617) filed July 7,
     1998).

   + Portions have been omitted pursuant to a request for confidential treatment.

  ++ Previously filed with this registration statement.

+++ Incorporated by reference to the exhibit of the same number in Form S-4 (File No. 333-71603).

++++ Incorporated by reference to Qwest's Form 10-K for the year ended December 31, 1998 (File No. 000-22609).

     (b) Financial Statement Schedules. The following is a complete list of financial statement schedules filed as part of this Registration Statement, which are incorporated by reference herein from Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-65095):

Schedule Number
II-A             Qwest Communications International Inc.
                 Valuation and Qualifying Accounts

II-B             LCI International Inc.
                 Valuation and Qualifying Accounts

II-C             Icon CMT Corp.
                 Valuation and Qualifying Accounts


   ITEM 22. UNDERTAKINGS.

     (a) The undersigned hereby undertakes:

       (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

       (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is

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



asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (e) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (f) The undersigned hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by Qwest pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed part of the registration statement as of the time it was declared effective.

                                   SIGNATURES


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, QWEST COMMUNICATIONS INTERNATIONAL INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO, ON APRIL 6, 1999.

                                   Qwest Communications International Inc.

                                   By:  /s/ROBERT S. WOODRUFF
                                       ----------------------
                                   NAME:   ROBERT S. WOODRUFF
                                   TITLE:  Executive Vice President--Finance


   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                      CAPACITY                DATE

                                       Chairman of the
                    *                   Board                    APRIL 6,
----------------------------------                               1999
        PHILIP F. ANSCHUTZ

                                       Director, Chairman
----------------------------------      and Chief Executive      APRIL 6,
          JOSEPH P. NACCHIO             Officer (Principal       1999
                                        Executive Officer)

                                       Director and
                                        Executive Vice           APRIL 6,
        /s/ROBERT S. WOODRUFF           President--Finance       1999
----------------------------------      and Chief Financial
           ROBERT S. WOODRUFF           Officer (Principal
                                        Financial Officer
                                        and Principal
                                        Accounting Officer)

                    *                 Director                   APRIL 6,
-----------------------------------                              1999
           CANNON Y. HARVEY

                    *                 Director                   APRIL 6,
----------------------------------                               1999
            JORDAN L. HAINES

                    *                 Director                   APRIL 6,
----------------------------------                               1999
           DOUGLAS M. KARP


----------------------------------    Director                   APRIL 6,
            VINOD KHOSLA                                         1999


                                      Director
----------------------------------                               APRIL 6,
            RICHARD T. LIEBHABER                                 1999

                    *                 Director                   APRIL 6,
----------------------------------                               1999
            DOUGLAS L. POLSON
                                      Director
                    *                                            APRIL 6,
----------------------------------                               1999
            CRAIG D. SLATER

                    *                 Director                   APRIL 6,
----------------------------------                               1999
            W. THOMAS STEPHENS


* By     /s/ROBERT S. WOODRUFF
----------------------------------
         ROBERT S. WOODRUFF,
         attorney in fact